Execution Copy
EXHIBIT 10.12

Published CUSIP Numbers:	30040TAE5 (Facility)
30040TAF2 (Revolver)

CREDIT AGREEMENT
dated as of October 21, 2020
by and among
EVERSOURCE ENERGY,
and
EVERSOURCE GAS COMPANY OF MASSACHUSETTS,
as the Borrowers,
BANK OF AMERICA, N.A.,
as Administrative Agent and Swing Line Lender,
and
THE OTHER LENDERS FROM TIME TO TIME PARTY HERETO

BOFA SECURITIES, INC.,
BARCLAYS BANK PLC,
CITIBANK, N.A.,
GOLDMAN SACHS BANK USA,
MIZUHO BANK, LTD.,
MUFG BANK, LTD.,
TD SECURITIES (USA) LLC,
U.S. BANK NATIONAL ASSOCIATION,
and
WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers and Joint Bookrunners,
BARCLAYS BANK PLC,
as Syndication Agent,
and
CITIBANK, N.A.,
Cover Page to Credit Agreement (Eversource Energy; Eversource Gas Company of Massachusetts)
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GOLDMAN SACHS BANK USA,
MIZUHO BANK, LTD.,
MUFG BANK, LTD.,
TD BANK, N.A.,
U.S. BANK NATIONAL ASSOCIATION,
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agents
Cover Page to Credit Agreement (Eversource Energy; Eversource Gas Company of Massachusetts)
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Table of Contents to Credit Agreement (Eversource Energy; Eversource Gas Company of Massachusetts)
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§–6.02	Authorization; No Contravention	49
§–6.03	Governmental Authorization; Other Consents	49
§–6.04	Binding Effect	49
§–6.05	Financial Statements; No Material Adverse Effect	49
§–6.06	Litigation	50
§–6.07	No Default	50
§–6.08	Ownership of Property; Liens	50
§–6.09	Environmental Compliance	50
§–6.10	Insurance	50
§–6.11	Taxes	51
§–6.12	ERISA Compliance	51
§–6.13	Subsidiaries	51
§–6.14	Use of Proceeds; Margin Regulations; Investment Company Act	52
§–6.15	Disclosure	52
§–6.16	Compliance with Laws	52
§–6.17	Solvency	52
§–6.18	Taxpayer Numbers and Other Information	52
§–6.19	Sanctions Concerns; Anti-Corruption Laws	52
§–6.20	Affected Financial Institutions	53
§–6.21	Beneficial Ownership Regulation	53
ARTICLE VII — AFFIRMATIVE COVENANTS
§–7.01	Financial Statements	53
§–7.02	Certificates; Other Information	54
§–7.03	Notices	56
§–7.04	Payment of Taxes	56
§–7.05	Preservation of Existence, Etc.	56
§–7.06	Maintenance of Properties	56
§–7.07	Maintenance of Insurance	57
§–7.08	Compliance with Laws	57
§–7.09	Books and Records	57
§–7.10	Inspection Rights	57
§–7.11	Use of Proceeds	57
§–7.12	Further Assurances	57
§–7.13	Conduct of Business	57
§–7.14	Governmental Approvals	58
§–7.15	Anti-Corruption Laws	58
ARTICLE VIII — NEGATIVE COVENANTS
§–8.01	Liens	58
§–8.02	Fundamental Changes	59
§–8.03	Change in Nature of Business	60
§–8.04	Transactions with Affiliates and Insiders	60
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§–8.05	Use of Proceeds	61
§–8.06	Consolidated Indebtedness to Capitalization Ratio	61
§–8.07	Compliance with ERISA	61
§–8.08	Interests in Nuclear Plants	61
§–8.09	Financing Agreements	61
§–8.10	Sanctions	61
§–8.11	Anti-Corruption Laws	61
ARTICLE IX — EVENTS OF DEFAULT AND REMEDIES
§–9.01	Events of Default	62
§–9.02	Remedies Upon Event of Default	63
§–9.03	Application of Funds	64
ARTICLE X — ADMINISTRATIVE AGENT
§–10.01	Appointment and Authority	64
§–10.02	Rights as a Lender	64
§–10.03	Exculpatory Provisions	65
§–10.04	Reliance by Administrative Agent	66
§–10.05	Delegation of Duties	66
§–10.06	Resignation of Administrative Agent	66
§–10.07	Non-Reliance on the Administrative Agent, the Joint Lead Arrangers and the Other Lenders	67
§–10.08	No Other Duties; Etc.	68
§–10.09	Administrative Agent May File Proofs of Claim	68
§–10.10	Lender ERISA Representations	68
ARTICLE XI — MISCELLANEOUS
§–11.01	Amendments, Etc.	69
§–11.02	Notices and Other Communications; Facsimile Copies	71
§–11.03	No Waiver; Cumulative Remedies; Enforcement	73
§–11.04	Expenses; Indemnity; and Damage Waiver	73
§–11.05	Payments Set Aside	74
§–11.06	Successors and Assigns	75
§–11.07	Treatment of Certain Information; Confidentiality	78
§–11.08	Set-off	79
§–11.09	Interest Rate Limitation	80
§–11.10	Counterparts; Integration; Effectiveness	80
§–11.11	Survival of Representations and Warranties	80
§–11.12	Severability	80
§–11.13	Replacement of Lenders	80
§–11.14	Governing Law; Jurisdiction; Etc.	81
§–11.15	Waiver of Right to Trial by Jury	82
§–11.16	Electronic Execution	82
§–11.17	USA Patriot Act; Beneficial Ownership Regulation	83
§–11.18	No Advisory or Fiduciary Relationship	83
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§–11.19	Pro Rata Shares of Obligations of Borrowers	83
§–11.20	Limitation of Liability	83
§–11.21	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	84
§–11.22	Acknowledgement Regarding any Supported QFCs	84

Schedules to Credit Agreement:
Schedule 2.01	Revolving Commitments and Applicable Percentages
Schedule 6.11	Tax Sharing Agreements
Schedule 6.13	Subsidiaries
Schedule 6.18	Taxpayer and Organizational Identification Numbers; Legal Name; State of Formation; Principal Place of Business
Schedule 8.01	Liens Existing on the Closing Date
Schedule 11.02	Certain Addresses for Notices
Exhibits to Credit Agreement:
Exhibit 2.02(a)	[Form of] Revolving Loan Notice
Exhibit 2.04(b)	[Form of] Swing Line Loan Notice
Exhibit 2.05	[Form of] Prepayment Notice
Exhibit 2.06(b)	[Form of] Term Out Option Exercise Notice
Exhibits 2.11(a)–1	[Forms of] Revolving / Term Out Note
Exhibit 2.11(a)–2	[Form of] Swing Line Note
Exhibit 3.01(e)–1-4	[Form of] U.S. Tax Compliance Certificates
Exhibit 7.02(a)	[Form of] Compliance Certificate
Exhibit 11.06(b)	[Form of] Assignment and Assumption

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CREDIT AGREEMENT
This CREDIT AGREEMENT is entered into as of October 21, 2020 (the “Closing Date”), by and among EVERSOURCE ENERGY, a voluntary association and Massachusetts business trust organized under the laws of the Commonwealth of Massachusetts (“Eversource”), EVERSOURCE GAS COMPANY OF MASSACHUSETTS, a Massachusetts corporation (“Eversource Gas”), the Lenders (as defined herein) from time to time party hereto, and BANK OF AMERICA, N.A., as Administrative Agent and Swing Line Lender.
R E C I T A L S
WHEREAS, the Borrowers have requested that the Lenders provide Five-Hundred Fifty Million Dollars ($550,000,000) in revolving credit facilities for the purposes set forth herein, and the Lenders are willing to do so on the terms, and subject to the conditions, set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, each of the parties hereto hereby covenants and agrees as follows:
A G R E E M E N T
ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS
Section 1.01        Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Administrative Agent” means Bank of America, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify the Borrowers and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” shall mean: (a) any EEA Financial Institution; or (b) any UK Financial Institution.
“Affiliate” means, with respect to any specified Person, another Person that directly, or indirectly through one (1) or more intermediaries, Controls, or is Controlled by or is under common Control with, the Person specified.
“Agency Fee Letter” means that certain letter agreement, dated as of September 25, 2020, by and between Eversource and Bank of America.
“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders. The aggregate principal amount of the Aggregate Revolving Commitments in effect on the Closing Date is Five-Hundred Fifty Million Dollars ($550,000,000).
Credit Agreement (Eversource Energy; Eversource Gas Company of Massachusetts)
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“Agreement” has the meaning specified in the introductory paragraph hereto.
“Applicable Margin” means:
(a)    at all times that are prior to the Conversion Effective Date (or, in the event that the Term Out Option is not exercised, at all times during the term of this Agreement), with respect to all Revolving Loans, all Swing Line Loans and the Facility Fee, determined with respect to each Borrower for any such date of determination, the following percentages per annum specified in the table immediately below, based upon the Reference Rating of the applicable Borrower:

Pricing Level	Reference Rating	Eurodollar Rate Loans	Base Rate Loans	Facility Fee
1	≥ A+ / A1	1.025%	0.025%	0.100%
2	A / A2	1.125%	0.125%	0.125%
3	A- / A3	1.225%	0.225%	0.150%
4	BBB+ / Baa1	1.300%	0.300%	0.200%
5	BBB / Baa2	1.500%	0.500%	0.250%
6	≤ BBB- / Baa3	1.700%	0.700%	0.300%
; and
(b)    at all times that are on or after the Conversion Effective Date, in the event that the Term Out Option has been exercised by the Borrowers in accordance with Section 2.06(b) and the Conversion Effective Date has occurred, with respect to all Term Out Loans, determined with respect to each Borrower for any such date of determination, the following percentages per annum specified in the table immediately below, based upon the Reference Rating of the applicable Borrower:

Pricing Level	Reference Rating	Eurodollar Rate Loans	Base Rate Loans
1	≥ A+ / A1	1.125%	0.125%
2	A / A2	1.250%	0.250%
3	A- / A3	1.375%	0.375%
4	BBB+ / Baa1	1.500%	0.500%
5	BBB / Baa2	1.750%	0.750%
6	≤ BBB- / Baa3	2.000%	1.000%
Any increase or decrease in the Applicable Margin resulting from a change in any Reference Rating shall take effect at the time of such change in such Reference Rating. For purposes of the foregoing: (A) in the case of a split in the Reference Ratings of one (1) level, the higher level shall apply; (B) in the case of a split in the Reference Ratings of more than one (1) level, the Reference Rating that is one (1) level lower than the higher level shall apply; and (C) if there is no Reference Rating, then Pricing Level 6 shall apply.
“Applicable Percentage” means, with respect to any Lender, as of any date of determination (a) prior to the Conversion Effective Date (or, in the event that the Term Out Option is not exercised, at all times during the term of this Agreement), the percentage (carried out to the ninth (9th) decimal place) of the Aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time, subject to adjustment as provided in Section 2.14, and (b) on or after the Conversion Effective Date, the percentage (carried out to the ninth (9th) decimal place) of the aggregate Outstanding Amount of the Term Out Loans held by such Lender at such time; provided, that, if (A) the commitment of each Lender to make Revolving Loans has been terminated in its entirety pursuant to Section 9.02, or (B) the Aggregate Revolving Commitments have otherwise expired or been terminated (except pursuant to Section 2.06(b)), then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect prior to such termination or expiration, as the case may be, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Approved Fund” means any Fund that is administered or managed by: (a) a Lender; (b) an Affiliate of a Lender; or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignee Group” means two (2) or more Eligible Assignees that are Affiliates of one another, or two (2) or more Approved Funds managed by the same investment advisor, as the case may be.
“Assignment and Assumption” means an assignment and assumption entered into by and between a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit 11.06(b) or any other form (including, without limitation, electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.
“Audited Financial Statements” means the audited consolidated balance sheet of Eversource and its Subsidiaries for the fiscal years ended December 31, 2017, December 31, 2018 and December 31, 2019, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Eversource, including the notes thereto, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP.
“Availability Period” means, with respect to the Revolving Commitments for each Borrower, the period from, and including, the Closing Date to, but excluding, the earliest to occur of: (a) the Revolving Loan Maturity Date; (b) the Conversion Effective Date (in the event that the Term Out Option has been exercised by the Borrowers in accordance with Section 2.06(b)); and (c) the date of termination in full of the remaining unused portion of the Aggregate Revolving Commitments pursuant to Section 2.05.
“AWC–CT” means Aquarion Water Company of Connecticut, a Connecticut corporation.
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” shall mean: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing Law for such EEA Member Country from time to time which is described in the applicable EU Bail-In Legislation Schedule; and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act of 2009 (as amended from time to time), and any other Law applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions, or any affiliates of any of the foregoing (other than through liquidation, administration, or other insolvency proceedings).
“Bank of America” means Bank of America, N.A., and its successors.
“Bankruptcy Code” shall mean Title 11 of the U.S. Code entitled “Bankruptcy”, or any successor statute.
“Barclays” means Barclays Bank PLC, and its successors.
“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus one-half of one percent (0.50%), (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, and (c) the Eurodollar Rate for an Interest Period of one (1) month plus one percent (1.00%); provided, that, notwithstanding anything to the contrary in the foregoing, if the Base Rate shall, at any time, be less than one-fourth of one percent (0.25%), then the Base Rate shall be deemed to be one-fourth of one percent (0.25%) for all purposes of this Agreement and each other Loan Document. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. §–1010.230.
“Benefit Plan” means any of: (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA; (b) a “plan” as defined in, and subject to, Section 4975 of the Code; or (c) any Person whose assets include (for purposes of ERISA Section 3(42), or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. §–1841(k)) of such party.
“BofA Securities” means BofA Securities, Inc., and its successors.
“Borrower” and “Borrowers” shall mean each of Eversource and (subject to the last sentence of Section 2.05(a)) Eversource Gas.
“Borrower Materials” has the meaning specified in Section 7.02.
“Borrower Secured Debt” has the meaning specified in the definition of “Reference Ratings” below.
“Borrower Sublimit” means, with respect to each Borrower, at any time during the Availability Period, the amount set forth opposite such Borrower’s name below:

Borrower	Borrower Sublimit
Eversource	$550,000,000
Eversource Gas	$300,000,000
Each Borrower Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments. For purposes of clarity, in the event that any Borrower merges with or into another entity and is not the surviving Person, dissolves, or otherwise ceases to have a legal existence, then the Borrower Sublimit with respect to such Borrower shall no longer exist, and the Borrower Sublimits of the remaining Borrowers shall be unaffected by the elimination of such Borrower Sublimit; provided, that, (i) if a Borrower merges with, or liquidated into, another Borrower, the Borrower Sublimit of the surviving Borrower shall be increased by the amount of the Borrower Sublimit of the merged or liquidated Borrower on terms, and subject to limitations, reasonably satisfactory to the Lenders; and (ii) in no event shall a Borrower Sublimit exceed the Aggregate Revolving Commitments.

“Borrower Unsecured Debt” has the meaning specified in the definition of “Reference Ratings” below.
“Borrowing” means each of the following: (a) a borrowing of Swing Line Loans pursuant to Section 2.03; and (b) a borrowing consisting of simultaneous Loans of the same Type, and, in the case of Eurodollar Rate Loans, having the same Interest Period, made by each of the Lenders pursuant to Section 2.01.
“Business Day” means any day, other than a Saturday, a Sunday or any other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located or in New York, New York; provided, that, if such day relates to any Eurodollar Rate Loan, then such day is also a London Banking Day.
“Cash Collateralize” means to pledge and deposit with, or deliver to, the Administrative Agent, for the benefit of the Administrative Agent or the Swing Line Lender (as applicable) and the Lenders, as collateral for Obligations in respect of Swing Line Loans or obligations of Lenders to fund participations in respect of Swing Line Loans, cash or deposit account balances, or, if the Swing Line Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case of the foregoing, pursuant to documentation in form and substance reasonably satisfactory to: (a) the Administrative Agent; and (b) the Swing Line Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Certifying Officer” has the meaning specified in Section 7.02(b).
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty, or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case of this clause (ii), pursuant to Basel III, shall, in each case of the foregoing clauses (i) and (ii), be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.
“Change of Control” means the occurrence of any of the following events:
(a)    with respect to Eversource:
(i)    any “person” or “group” (as such terms are used in Section 13(d) and Section 14(d) of the Securities Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) either: (A) becomes the “beneficial owner” (as defined in Rule 13d–3 and Rule 13d–5 under the Securities Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than fifty percent (50.0%) of the Equity Interests of Eversource entitled to vote for trustees of Eversource (or equivalent governing body of Eversource) on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or (B) obtains the power (whether or not exercised) to elect a majority of Eversource’s trustees; or

(ii)    the board of trustees of Eversource shall not consist of a majority of Continuing Trustees; provided, that, for purposes of this definition of “Change of Control”, the term “Continuing Trustees” means trustees of Eversource on the Closing Date and each other trustee of Eversource, if such other trustee’s nomination for election to the board of trustees of Eversource is recommended by a majority of the then-Continuing Trustees;
(b)    with respect to Eversource Gas, at any time that Eversource Gas is a Borrower, Eversource shall cease to own and control, of record and beneficially, free and clear of all Liens except for Liens permitted under Section 8.01, one hundred percent (100.0%) of the outstanding Equity Interests in Eversource Gas entitled to vote (currently exercisable, in the case of any preferred Equity Interests) for the election of directors;
(c)    with respect to Eversource, at any time that Eversource Gas is a Borrower, Eversource shall cease to own and control, of record and beneficially, free and clear of all Liens except for Liens permitted under Section 8.01, at least eighty-five percent (85.0%) of the outstanding Equity Interests in Eversource Gas entitled to vote (currently exercisable, in the case of any preferred Equity Interests) for the election of directors; or
(d)    with respect to any Borrower, such Borrower shall cease to own and control, of record and beneficially, free and clear of all Liens except for Liens permitted under Section 8.01, at least eighty-five percent (85.0%) of the outstanding Equity Interests that are entitled to vote (currently exercisable, in the case of any preferred Equity Interests) for the election of directors of any Principal Subsidiary.
“CL&P” means The Connecticut Light and Power Company, a Connecticut corporation.
“Closing Date” has the meaning specified in the introductory paragraph hereto.
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. §–1 et seq.).
“Compliance Certificate” has the meaning specified in Section 7.02(b).
“Consolidated Capitalization” means, with respect to any Borrower as of any date of determination, the sum of (a) the Consolidated Indebtedness of such Borrower, plus (b) the aggregate of the par value of, or stated capital represented by, the outstanding shares of all classes of common and preferred shares of such Borrower and its Subsidiaries, excluding from such calculation, however, amounts identified as “Accumulated Other Comprehensive Income (Loss)” in the financial statements of the Borrowers set forth in the Borrowers’ Report on SEC Form 10–K or SEC Form 10–Q, as the case may be, most recently filed with the SEC prior to the date of such determination, plus (c) the consolidated surplus of such Borrower and its Subsidiaries, paid-in, earned and other capital, if any, in each case of the foregoing clauses (a) through (c), as determined on a consolidated basis in accordance with GAAP.
“Consolidated Indebtedness” means Indebtedness of any Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP, but excluding from such calculation, however, in the case of Refinancing Indebtedness, any amounts as to which any Borrower or its Subsidiaries have: (a) in accordance with the terms of the applicable agreements relating to such Indebtedness, and on or prior to the date of incurring such Refinancing Indebtedness, sent to the holders of the Indebtedness to be refinanced, or their trustee, as applicable, a notice of redemption; and (b) within fourteen (14) calendar days after the incurrence of such Refinancing Indebtedness, segregated with the trustee therefor, or with such other financial institution as may be acceptable to the Administrative Agent, in accordance with the terms of the applicable agreements relating to such Indebtedness, sufficient funds to redeem such Indebtedness and fully discharge such Borrower’s obligations with respect thereto.

“Consolidated Indebtedness to Capitalization Ratio” means, for any Borrower, as of any date of determination, the ratio of: (a) the Consolidated Indebtedness of such Borrower; to (b) the Consolidated Capitalization of such Borrower.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person, or of any agreement, instrument or other undertaking to which such Person is a party, or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote ten percent (10.0%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.
“Conversion Effective Date” has the meaning specified in Section 2.06(b).
“Covered Entity” shall mean any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §–252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §–47.3(b); and (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §–382.2(b).
“Covered Party” shall have the meaning set forth in Section 11.22.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means an interest rate equal to (a) the Base Rate, plus (b) the Applicable Margin, if any, applicable to Base Rate Loans, plus (c) two percent (2.00%) per annum; provided, that, with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus two percent (2.00%) per annum, in each case of the foregoing clauses (a) through (c), to the fullest extent permitted by applicable Laws.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§–252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Revolving Loans or participations in respect of Swing Line Loans, within three (3) Business Days of the date required to be funded by it hereunder, unless (other than in respect of fundings of participations of Swing Line Loans) such Lender notifies the Administrative Agent and the applicable Borrower in writing that such failure is the result of such Lender’s good faith determination that one (1) or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the applicable Borrower or the Administrative Agent that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect with respect to its funding obligations hereunder (unless (other than in respect of fundings of participations of Swing Line Loans) such writing or public statement, as the case may be, relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), or under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm, in a manner satisfactory to the Administrative Agent, that it will comply with its funding obligations hereunder (provided, that, such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the applicable Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors, or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or otherwise indicated its consent to, approval of or acquiescence in, any such proceeding or appointment, or (iv) become the subject of a Bail-In Action; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in that Lender, or any direct or indirect parent company thereof, by a Governmental Authority, so long as such ownership interest does not result in, or provide such Lender with, immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets, or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Such Lender shall cease to be a Defaulting Lender when the provisions of Section 2.14(b) shall have been satisfied.
“Designated Jurisdiction” means any country, region or territory, to the extent that such country, region or territory is the subject of any Sanction.
“Disclosure Documents” means, for each of the Borrowers and each Principal Subsidiary, as applicable: (a) such Person’s Annual Report on SEC Form 10–K for the fiscal year of such Person ended December 31, 2019; (b) such Person’s Quarterly Report on SEC Form 10–Q for the fiscal quarter of such Person ended June 30, 2020; and (c) such Person’s Current Reports on SEC Form 8–K (if any) that are filed after December 31, 2019 but prior to the Closing Date.
“Dollar” and “$” mean lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of any state of the United States or the District of Columbia.
“DPU” means the Massachusetts Department of Public Utilities, and any successor agency thereto.
“EEA Financial Institution” shall mean: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition; or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described the foregoing clauses (a) or (b) and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” shall mean any public administrative authority, or any Person entrusted with public administrative authority, of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(ii) and Section 11.06(b)(iv) (subject to such consents, if any, as may be required under Section 11.06(b)(ii)).

“Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any of the Borrowers, or any of their respective Subsidiaries directly or indirectly resulting from, or based upon: (a) violation of any Environmental Law; (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials; (c) exposure to any Hazardous Materials; (d) the release, or threatened release, of any Hazardous Materials into the environment; or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into, or exchangeable for, shares of capital stock of (or other ownership or profit interests in) such Person, or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or non-voting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974 (29 U.S.C. §–18 et seq.).
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).
“ERISA Event” means: (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, or the treatment of a Pension Plan amendment as a termination under Sections 4041 of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition that constitutes grounds under Section 4042(a)(1)–(a)(3) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan, or a plan in endangered or critical status within the meaning of Section 430, Section 431 and Section 432 of the Internal Revenue Code or Section 303, Section 304 and Section 305 of ERISA, in a manner that would affect a Borrower’s ability to perform its Obligations hereunder; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate in a manner that would affect a Borrower’s ability to perform its Obligations hereunder.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Eurodollar Rate” means, for any Interest Period with respect to any Borrowing, the rate per annum determined by the Administrative Agent to be the London interbank offered rate, as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for a period that is equal in length to such Interest Period) (“LIBOR”), as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (the “LIBO Rate”), determined as of approximately 11:00 a.m. (London, England time) on the date that is two (2) Business Days prior to the date of commencement of such Interest Period, for deposits (for delivery on the first (1st) day of such Interest Period) with a term equivalent to such Interest Period in Dollars; provided, that, notwithstanding anything to the contrary in the foregoing, if the Eurodollar Rate shall, at any time, be less than one-fourth of one percent (0.25%), then the Eurodollar Rate shall be deemed to be one-fourth of one percent (0.25%) for all purposes of this Agreement and each other Loan Document.
“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.
“Event of Default” has the meaning specified in Section 9.01.
“Eversource” has the meaning specified in the introductory paragraph hereto.
“Eversource Gas” has the meaning specified in the introductory paragraph hereto.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by, or on account of, any obligation of any Borrower hereunder: (a) Taxes imposed on, or measured by, its overall income (however denominated), and franchise (and similar) Taxes imposed on it (in lieu of income Taxes), (i) by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized, or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, or (ii) as a result of a present or former connection between such recipient and the jurisdiction of the Governmental Authority imposing such Tax (other than a connection arising solely from such recipient having executed, delivered, become a party to, perform its obligations under, received a payment under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced under, any Loan Document); (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which such Borrower is located; (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by such Borrower under Section 11.13), any United States withholding Tax that is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office or changes its place of organization), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment) or change in its place of organization, as the case may be, to receive additional amounts from such Borrower with respect to such withholding Tax pursuant to Section 3.01(a)(i) or Section 3.01(c); (d) Taxes attributable to such recipient’s failure or inability to comply with Section 3.01(e); and (e) any U.S. federal withholding taxes imposed under FATCA.
“Facility Fee” has the meaning set forth in Section 2.08(a).
“Facility Percentage” means, with respect to each Borrower, at any time during the Availability Period, the percentage equal to the quotient of: (a) the Borrower Sublimit of such Borrower; divided by (b) sum of all Borrower Sublimits for all Borrowers (after giving effect to any reduction of any Borrower Sublimits as provided in Section 2.05). As of the Closing Date, the Facility Percentage of each Borrower is as set forth in the below table:

Borrower	Facility Percentage (%)
Eversource	64.705882353%
Eversource Gas	35.294117647%
Total:	100.000000000%

provided, that, if, for any reason, at any time after the Closing Date, Eversource Gas ceases to be a “Borrower” under this Agreement, the Facility Percentage for Eversource shall be adjusted accordingly by the Administrative Agent without any further action or consent of any other party hereto or to any other Loan Document.
“FATCA” means Section 1471 through Section 1474 of the Internal Revenue Code, as in effect as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any applicable intergovernmental agreements, treaties or conventions implementing any of the foregoing, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreements, treaties or conventions.
“Federal Funds Rate” means, for any day, the rate per annum calculated by the FRBNY based on such day’s federal funds transactions by depository institutions (as determined in such manner as the FRBNY shall set forth on its public website from time to time) and published on the next succeeding Business Day by the FRBNY as the federal funds effective rate; provided, that, if, at any time, the Federal Funds Rate, as so determined, would be less than zero (0.00%), such rate shall be deemed to be zero (0.00%) for all purposes of this Agreement and each other Loan Document.
“Fee Letters” means, collectively, the Joint Fee Letter and the Agency Fee Letter.
“FERC” means the U.S. Federal Energy Regulatory Commission, or any successor agency thereto.
“Financing Agreements” has the meaning specified in Section 8.09.
“First Mortgage Indentures” means: (a) in the case of CL&P, that certain Indenture of Mortgage and Deed of Trust, dated as of May 1, 1921, given by CL&P to Deutsche Bank Trust Company Americas, as successor trustee, as previously and hereafter amended and supplemented from time to time; (b) in the case of Yankee Gas, that certain Indenture of Mortgage and Deed of Trust, dated as of July 1, 1989, given by Yankee Gas to The Bank of New York Mellon, as successor trustee, as in effect on the date hereof and as amended and supplemented from time to time; (c) in the case of AWC–CT, (i) that certain Indenture of Mortgage, dated as of June 1, 1924, given by AWC–CT (as successor in interest to Bridgeport Hydraulic Company) to City Trust Company, as trustee, as amended and supplemented from time to time, and (ii) that certain Indenture of Mortgage, dated as of May 1, 1968, given from AWC–CT (as successor in interest to Greenwich Water Company) to The Fidelity Bank, NA, as trustee, as amended and supplemented from time to time; (d) in the case of PSNH, that certain First Mortgage Indenture, dated as of August 15, 1978, given by PSNH to U.S. Bank National Association, as successor trustee, as previously and hereafter amended and supplemented from time to time; and (e) in the case of NSTAR Gas, that certain Indenture of Trust and First Mortgage, dated as of February 1, 1949, given by NSTAR Gas (formerly known as Commonwealth Gas Company, formerly known as Worcester Gas Light Company), as amended and supplemented from time to time.
“Foreign Lender” means any Lender that is not a U.S. Person.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“FRBNY” shall mean the Federal Reserve Bank of New York (or any successor).
“FRBNY’s Website” shall mean the website of the FRBNY accessible at (as of the Closing Date) https://www.newyorkfed.org, or any successor source.
“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans, other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding, or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.
“Governmental Approval” means any authorization, consent, approval, license, permit, certificate, exemption of, or filing or registration with, any governmental authority or other legal regulatory body (including, without limitation, the SEC, FERC, the U.S. Nuclear Regulatory Commission, the Connecticut Public Utility Regulatory Authority, the New Hampshire Public Utilities Commission and the DPU) required in connection with: (a) the execution, delivery or performance of any Loan Document; or (b) the nature of any Borrower’s or any Subsidiary’s business as conducted or the nature of the property owned or leased by it.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including the Financial Conduct Authority, the Prudential Regulatory Authority and any supra-national bodies such as the European Union or the European Central Bank).
“Hazardous Materials” means all explosive or radioactive substances or wastes, and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and all other substances or wastes of any nature identified as hazardous, dangerous or toxic and regulated pursuant to any Environmental Law.
“Indebtedness” of any Person means, as of any date, without duplication: (a) all obligations of such Person for borrowed money, or for the deferred purchase price of property or services other than trade accounts payable; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments (excluding Stranded Cost Recovery Obligations that are non-recourse to such Person); (c) all obligations of such Person upon which interest charges are customarily paid; (d) all obligations under leases that shall have been, or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee; (e) liabilities in respect of unfunded vested benefits incurred under any Multiemployer Plan that is reasonably likely to result in a direct obligation of any Borrower to pay money; (f) reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers acceptances, surety or other bonds, and similar instruments that are not cash collateralized; (g) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, up to the greater of (i) the extent of the book value of any such asset so pledged, and (ii) the amount of any liability of such Person for any deficiency; and (h) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to above.
“Indemnified Taxes” means: (a) Taxes, other than Excluded Taxes imposed on, or with respect to, any payment made by, or on account of, any obligation of any Borrower under any Loan Document; and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.
“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.
“Interest Payment Date” means: (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan, and (i) the Revolving Loan Maturity Date, in the event that the Term Out Option has not been exercised in accordance with Section 2.06(b), and (ii) the Term Out Maturity Date, in the event that the Term Out Option has been exercised in accordance with Section 2.06(b), provided, that, if any Interest Period for a Eurodollar Rate Loan exceeds three (3) months, the respective dates that fall every three (3) calendar months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December, and (i) the Revolving Loan Maturity Date, in the event that the Term Out Option has not been exercised in accordance with Section 2.06(b), and (ii) the Term Out Maturity Date, in the event that the Term Out Option has been exercised in accordance with Section 2.06(b).
“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed, or converted to or continued as, a Eurodollar Rate Loan, as the case may be, and ending on the date one (1), two (2), three (3) or six (6) months thereafter (in each case, subject to availability), as selected by the applicable Borrower in its Revolving Loan Notice, or such other period that is twelve (12) months or less requested by the applicable Borrower and consented to by all of the applicable Lenders, provided, that:
(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case, such Interest Period shall end on the next preceding Business Day;
(b)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)    no Interest Period with respect to any Revolving Loan or any Term Out Loan shall extend beyond (i) the Revolving Loan Maturity Date, in the event that the Term Out Option has not been exercised in accordance with Section 2.06(b), and (ii) the Term Out Maturity Date, in the event that the Term Out Option has been exercised in accordance with Section 2.06(b).
“Interim Financial Statements” means the unaudited consolidated balance sheet of Eversource and its Subsidiaries for the fiscal quarter ended June 30, 2020, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter of Eversource, prepared in conformity with GAAP (subject to the absence of footnotes and to normal year-end audit adjustments).
“Internal Revenue Code” means the Internal Revenue Code of 1986.
“Internal Revenue Service” means the U.S. Internal Revenue Service, or any successor agency.
“Investment Company Act” means the Investment Company Act of 1940 (15 U.S.C. §§–80a-1, 80a-64 et seq.).
“ISDA” means the International Swaps and Derivatives Association, Inc., or any successor thereto.
“ISDA Definitions” means the 2006 ISDA Definitions published by ISDA, as amended and/or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by ISDA.

“Joint Fee Letter” means that certain letter agreement, dated as of September 25, 2020, by and among Eversource, Eversource Gas, Bank of America, Barclays and BofA Securities.
“Joint Lead Arrangers” means, collectively, BofA Securities, Barclays, Citigroup Global Markets Inc., Goldman Sachs Bank USA, Mizuho Bank, Ltd., MUFG Bank, Ltd., TD Securities (USA) LLC, U.S. Bank National Association, and Wells Fargo Securities, LLC, each in their capacities as joint lead arrangers and joint bookrunners, in each case of the foregoing, together with their respective successors and assigns.
“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case of the foregoing, having the force of law.
“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto and their respective successors and assigns, and, as the context requires, includes the Swing Line Lender.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.
“LIBO Rate” has the meaning specified in the definition of “Eurodollar Rate” above.
“LIBOR Replacement Rate” has the meaning specified in Section 3.03(a)(i).
“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).
“LIBOR Successor Rate” has the meaning specified in Section 3.03(a)(i).
“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definitions of “Base Rate” and “Interest Period” in this Section 1.01, timing and frequency of determining rates and making payments of interest, and other technical, administrative or operational matters (including, for the avoidance of doubt, changes to the definition of “Business Day” in this Section 1.01, timing of any Request(s) for Borrowing and/or Prepayment Notices, and the length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent in consultation with Eversource, to reflect the adoption and implementation of such LIBOR Successor Rate, and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible, or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Documents).
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, easement, right-of-way or other encumbrance on title to real property, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to any Borrower under Article II, in the form of a Revolving Loan, a Term Out Loan or a Swing Line Loan.
“Loan Documents” means, collectively, this Agreement (including the Schedules and Exhibits hereto), each Note, and any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.13 of this Agreement.
“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Material Adverse Effect” means, with respect to any Borrower: (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or financial condition of such Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under the Loan Documents, or of the ability of such Borrower to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against such Borrower of any Loan Document to which it is a party.
“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes, or is obligated to make, contributions, or, during the preceding five (5) plan years, has made, or been obligated to make, contributions.
“Multiple Employer Plan” means a Plan that has two (2) or more contributing sponsors (including, without limitation, any Borrower or any ERISA Affiliate), at least two (2) of whom are not under common control, as such plan is described in Section 4064 of ERISA.
“Non-Consenting Lender” has the meaning set forth in Section 11.13.
“Note” or “Notes” means the Revolving / Term Out Notes and/or the Swing Line Note, individually or collectively, as appropriate.
“NSTAR Electric” means NSTAR Electric Company, a Massachusetts corporation.
“NSTAR Gas” means NSTAR Gas Company, a Massachusetts corporation.
“Obligations” means, without duplication, all of the several but not joint obligations of the Borrowers to the Lenders and the Administrative Agent, whenever arising, under this Agreement, any Notes or any of the other Loan Documents.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Organization Documents” means: (a) with respect to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document. For the avoidance of doubt, “Other Taxes” shall not include any Excluded Taxes.
“Outstanding Amount” means, with respect to any Loans on any date, the aggregate outstanding principal amount thereof, after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date.
“Participant” has the meaning specified in Section 11.06(d).
“Participant Register” has the meaning specified in Section 11.06(d).
“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Pub. L. §–107–56).
“PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation, as referred to and defined in ERISA, and any successor entity performing similar functions.
“Pension Funding Rules” means the rules of the Internal Revenue Code and ERISA regarding minimum required contributions (including any installment payment thereof) with respect to Pension Plans and set forth in Section 412, Section 430, Section 431, Section 432 and Section 436 of the Internal Revenue Code and Section 302, Section 303, Section 304 and Section 305 of ERISA.
“Pension Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (including, without limitation, a Multiple Employer Plan or a Multiemployer Plan) that is maintained, or is contributed to, by any Borrower and any ERISA Affiliate, or with respect to which any Borrower or ERISA Affiliate has any liability, and is either covered by Title IV of ERISA or is subject to minimum funding standards under Section 412 of the Internal Revenue Code.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) (including, without limitation, a Pension Plan), maintained for employees of any Borrower or ERISA Affiliate, or any such Plan to which any Borrower or ERISA Affiliate is required to contribute on behalf of any of its employees.
“Platform” has the meaning specified in Section 7.02.
“Pre-Adjustment Successor Rate” has the meaning specified in Section 3.03(a)(i).
“Prepayment Notice” means a notice of prepayment pursuant to Section 2.04(a), which shall be substantially in the form of Exhibit 2.05 or such other form as may be reasonably approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.
“Principal Subsidiary” means: (a) each of Eversource Gas, NSTAR Electric, NSTAR Gas, CL&P, PSNH, AWC–CT and Yankee Gas; (b) each Subsidiary of a Borrower that, during any fiscal quarter of such Borrower, represents, with respect to such Borrower and its Subsidiaries, taken as a whole, at least (i) ten percent (10.0%) of such Borrower’s consolidated assets (calculated as an average of such consolidated assets over the preceding four (4) fiscal quarters), and (ii) ten percent (10.0%) of such Borrower’s consolidated net income (or loss) (calculated as a sum of such net income (or loss) over the preceding four (4) fiscal quarters), whether such Subsidiary is owned, directly or indirectly, by such Borrower; and (c) any Person deemed to be a “Principal Subsidiary” pursuant to Section 8.02.
“PSNH” means Public Service Company of New Hampshire, a New Hampshire corporation.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning specified in Section 7.02.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. §–5390(c)(8)(D).
“QFC Credit Support” shall have the meaning set forth in Section 11.22.
“Recipient” means the Administrative Agent, any Lender, or any other recipient of any payment to be made by, or on account of, any obligation of any Borrower hereunder.
“Reference Ratings” means, (A) with respect to Eversource, the rating(s) assigned by S&P and/or Moody’s to the long-term senior unsecured, non-credit enhanced debt (the “Borrower Unsecured Debt”) of Eversource, and (B) with respect to Eversource Gas, the rating(s) assigned by S&P and/or Moody’s to the Borrower Unsecured Debt of Eversource Gas; provided, that:
(a)    with respect to Eversource:
(i)    if neither S&P nor Moody’s maintains a rating on the Borrower Unsecured Debt of Eversource, whether because no such Borrower Unsecured Debt is outstanding or otherwise, then, in such circumstance, the “Reference Ratings” for Eversource shall, for all purposes of this Agreement and the other Loan Documents, be, and be deemed to be, those certain Reference Ratings set forth in Pricing Level 6 of the applicable table in effect at such time set forth in the definition of “Applicable Margin” above; and
(b)    with respect to Eversource Gas:
(i)    if neither S&P nor Moody’s maintains a rating on the Borrower Unsecured Debt of Eversource Gas, whether because no such Borrower Unsecured Debt is outstanding or otherwise, then, in such circumstance, the “Reference Ratings” for Eversource Gas shall, for all purposes of this Agreement and the other Loan Documents, be determined (subject to the proviso to this clause (b)(i)) based on the rating(s) assigned by S&P and/or Moody’s to the long-term senior secured debt (the “Borrower Secured Debt”) of Eversource Gas; provided, that, in such circumstance, the “Reference Ratings” for Eversource Gas shall be, and be deemed to be, the ratings that are one (1) rating category lower than such assigned Borrower Secured Debt rating(s) by S&P or Moody’s (e.g., a Borrower Secured Debt rating of “AA-” or “Aa3” shall, in such circumstance, yield a corresponding Reference Rating of “A+” or “A1”, as applicable, and a Borrower Secured Debt rating of “A-” or “A3” shall, in such circumstance, yield a corresponding Reference Rating of “BBB+” or “Baa1”, as applicable; and
(ii)    if (A) neither S&P nor Moody’s maintains a rating on the Borrower Unsecured Debt of Eversource Gas, whether because no such Borrower Unsecured Debt is outstanding or otherwise, and (B) neither S&P nor Moody’s maintains a rating on the Borrower Secured Debt of Eversource Gas, then, in such circumstance, the “Reference Ratings” for Eversource Gas shall, for all purposes of this Agreement and the other Loan Documents, be based on such

Borrower’s long-term corporate/issuer rating(s) as maintained by S&P and/or Moody’s, if such rating(s) exist.
“Refinancing Indebtedness” means Consolidated Indebtedness incurred for the purpose of refinancing existing Consolidated Indebtedness.
“Register” has the meaning specified in Section 11.06(c).
“Regulation U” shall mean Regulation U of the FRB, as the same may be in effect from time to time, and any successor regulations.
“Regulation X” shall mean Regulation X of the FRB, as the same may be in effect from time to time, and any successor regulations.
“Regulatory Assets” means, with respect to Eversource Gas, NSTAR Electric, NSTAR Gas, CL&P, PSNH, AWC–CT, Yankee Gas or any other Subsidiary of a Borrower, an intangible asset established by statute, regulation or regulatory order or similar action of a utility regulatory agency having jurisdiction over such Person or such Subsidiary, and included in the rate base of such Person or such Subsidiary, with the intention that such asset be amortized by rates over time.
“Related Adjustment” means, in the context of determining any LIBOR Successor Rate, the first (1st) relevant available alternative set forth in the alphabetic order below that can be determined by the Administrative Agent with respect to such LIBOR Successor Rate: (a) the spread adjustment, or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the relevant Pre-Adjustment Successor Rate (taking into account the applicable Interest Period, Interest Payment Date or payment period for interest calculated hereunder and/or the tenor thereto, as applicable), and which adjustment or method (i) is published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion, or (ii) solely with respect to Term SOFR, if not currently published, which was previously so recommended for Term SOFR and published on an information service acceptable to the Administrative Agent; or (b) the spread adjustment that would apply (or has previously been applied) to the fallback rate for a derivative transaction referencing the ISDA Definitions (taking into account the applicable Interest Period, Interest Payment Date or payment period for interest calculated hereunder and/or the tenor thereto, as applicable).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.
“Relevant Governmental Body” shall mean the FRB and/or the FRBNY, or a committee officially endorsed or convened by the FRB and/or the FRBNY, or any successor thereto.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) calendar day notice period has been waived.
“Request for Borrowing” means: (a) with respect to a Borrowing, conversion or continuation of Revolving Loans, a Revolving Loan Notice; and (b) with respect to a Swing Line Loan, a Swing Line Loan Notice.
“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than fifty percent (50.0%) of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided, that, the amount of any participation in any Swing Line Loan that such Defaulting Lender has failed to fund that have not been reallocated to, and funded by, another Lender shall be deemed to be held by the Lender that is the Swing Line Lender in making such determination.
“Removal Effective Date” has the meaning provided in Section 10.06(b).
“Resignation Effective Date” has the meaning provided in Section 10.06(a).
“Resolution Authority” shall mean an EEA Resolution Authority, or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller (or other officer of substantially equivalent title and authority as any of the foregoing) of a Borrower, and, solely for purposes of the delivery of certificates pursuant to Section 5.01, the secretary or any assistant secretary (or other officer of substantially equivalent title and authority) of a Borrower. Any document delivered hereunder that is signed by a Responsible Officer of a Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Borrower, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Borrower.
“Revolving Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to any Borrower pursuant to Section 2.01, and (b) purchase participations in Swing Line Loans, in an aggregate principal amount, at any one time outstanding, not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as the case may be, as such amount may be adjusted from time to time in accordance with this Agreement.
“Revolving Loan” has the meaning specified in Section 2.01.
“Revolving Loan Notice” means a notice of (a) a Borrowing of Revolving Loans, (b) a conversion of Revolving Loans from one (1) Type to the other, or (c) a continuation of Eurodollar Rate Loans, in each case of the foregoing, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit 2.02(a) or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the applicable Borrower.
“Revolving Loan Maturity Date” means the earlier to occur of: (a) October 20, 2021; or (b) such earlier date on which the Loans become due and payable pursuant to the terms of this Agreement.
“Revolving Credit Exposure” means, as to any Lender at any time, the sum of: (a) the aggregate Outstanding Amount of such Lender’s Revolving Loans at such time; plus (b) such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans at such time.
“Revolving / Term Out Note” has the meaning specified in Section 2.10(a).
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.
“Sanctions” means any international economic sanction administered or enforced by the U.S. government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.
“Scheduled Unavailability Date” has the meaning specified in Section 3.03(a)(B).

“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Securities Exchange Act” means the Securities Exchange Act of 1934 (15 U.S.C. §–78a et seq.).
“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that, on such date: (a) such Person is able to pay its debts and other liabilities, including contingent obligations as they mature; (b) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital; (c) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; and (d) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“SOFR” means, with respect to any Business Day, the secured overnight financing rate published for such day by the FRBNY, as the administrator of the benchmark (or a successor administrator), on the FRBNY’s Website at approximately 8:00 a.m. (New York, New York time) on the immediately succeeding Business Day, and, in each such case, that has been selected or recommended by the Relevant Governmental Body.
“Stranded Cost Recovery Obligations” means, with respect to any Person, such Person’s obligations to make principal, interest or other payments to the issuer of stranded cost recovery bonds pursuant to a loan agreement or similar arrangement whereby the issuer has loaned the proceeds of such bonds to such Person.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is, at the time of determination, beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one (1) or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrowers.
“Supported QFC” shall have the meaning set forth in Section 11.22.
“Swap Contract” means: (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement, but excluding in all instances obligations under default service and standard offer power supply agreements entered into in the ordinary course of business.
“Swap Obligation” shall mean, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one (1) or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts: (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s); and (b) for any date prior to the date referenced in the foregoing clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one (1) or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Swing Line Lender” means Bank of America, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
“Swing Line Loan” has the meaning specified in Section 2.03(a).
“Swing Line Loan Notice” means a notice of a Borrowing of Swing Line Loans pursuant to Section 2.03(b), which shall be substantially in the form of Exhibit 2.04(b) or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.
“Swing Line Note” has the meaning specified in Section 2.10(a).
“Swing Line Sublimit” means an amount equal to the lesser of: (a) Twenty-Five Million Dollars ($25,000,000); and (b) the Aggregate Revolving Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.
“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan, or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease, or does not otherwise appear on a balance sheet under GAAP.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Out Exercise Date” has the meaning specified in Section 2.06(b).
“Term Out Fee” has the meaning specified in Section 2.08(b).
“Term Out Loans” has the meaning specified in Section 2.06(b).
“Term Out Option” has the meaning specified in Section 2.06(b).
“Term Out Maturity Date” means, in the event that the Term Out Option has been exercised by the Borrowers in accordance with Section 2.06(b) and the Conversion Effective Date has occurred, the earlier to occur of: (a) the date that is three-hundred sixty-five (365) calendar days after the Conversion Effective Date; or (b) such earlier date on which the Loans become due and payable pursuant to the terms of this Agreement.
“Term SOFR” means the forward-looking term rate for any period that (a) is approximately (as determined by the Administrative Agent) as long as any of the Interest Period options set forth in the definition of “Interest Period” above, (b) is based on SOFR, and (c) has been selected or recommended by the Relevant Governmental Body, in each such case, as published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion.

“Threshold Amount” means Fifty Million Dollars ($50,000,000).
“Total Credit Exposure” means, as to any Lender at any time, the unused Revolving Commitments and Revolving Credit Exposure of such Lender at such time.
“Total Revolving Outstandings” means, at any time during the Availability Period, the aggregate Outstanding Amount of: (a) all Revolving Loans at such time; and (b) all Swing Line Loans at such time.
“Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“United States” and “U.S.” mean the United States of America.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.
“U.S. Special Resolution Regime” shall have the meaning set forth in Section 11.22.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).
“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.
“Write-Down and Conversion Powers” shall mean: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule; and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution, or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it, or to suspend any obligation in respect of that liability, or any of the powers under that Bail-In Legislation that are related or ancillary to any of those powers.
“Yankee Gas” means Yankee Gas Services Company, a Connecticut corporation.
Section 1.02        Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “, without limitation,”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In computation of periods of time from a specified date to a later specified date, unless otherwise specified, the word “from” shall mean “from, and including,”, and the word “to” shall mean “to, but excluding”. In addition, unless the context requires otherwise:
(i)    any definition of, or reference to, any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as it was originally executed, or as it may from time to time be amended, restated, amended and restated, supplemented, increased, extended, refinanced, renewed, replaced, and/or otherwise modified in writing, as applicable (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements, increases, extensions, refinancings, renewals, replacements, and/or other written modifications set forth herein);
(ii)    any reference in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns;
(iii)    the words “hereto”, “herein”, “hereof” and “hereunder”, and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety, and not to any particular provision hereof or thereof;
(iv)    all references in a Loan Document to Articles, Sections, Exhibits and/or Schedules shall be construed to refer to Articles, Sections, Exhibits and/or Schedules, as applicable, to or of the Loan Document in which such references appear;
(v)    all references contained in a Section to clauses or definitions occurring “above” or “below” shall refer to the applicable clause of, or definition set forth in, such Section, and all general references contained in a Section or clause thereof to “the above” or “the below” shall refer, collectively, to all provisions of such Section or clause, as applicable, occurring prior to or after, as applicable, the occurrence of such general reference;
(vi)    any definition of, or reference to, any Law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing, and/or interpreting such Law, and any definition of, or reference to, any Law shall, unless otherwise specified, refer to such Law as amended, modified, and/or supplemented from time to time; and
(vii)    the words “asset” and “property” shall be construed to have the same meaning and effect, and to refer to any and all real and personal, tangible and intangible assets and/or properties, including, without limitation, cash, securities, accounts and contract rights.
(b)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(c)    Any reference in any Loan Document to a merger, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder or thereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Section 1.03        Accounting Terms.
(a)    Generally. Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements; provided, that, calculations of attributable Indebtedness under any Synthetic Lease or the implied interest component of any Synthetic Lease shall be made by the Borrowers in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease.
(b)    Changes in GAAP. If, at any time, any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP, and (iii) all liability amounts shall be determined excluding any liability relating to any operating lease, all asset amounts shall be determined excluding any right-of-use assets relating to any operating lease, all amortization amounts shall be determined excluding any amortization of a right-of-use asset relating to any operating lease, and all interest amounts shall be determined excluding any deemed interest  comprising a portion of fixed rent payable under any operating lease, in each case of the foregoing, to the extent that such liability, asset, amortization or interest, as the case may be, pertains to an operating lease under which the covenantor or a member of its consolidated group is the lessee and would not have been accounted for as such under GAAP as in effect on December 31, 2015
(c)    FASB ASC 825 and FASB ASC 470–20. Notwithstanding anything to the contrary in the foregoing, for purposes of determining compliance with any covenant (including, without limitation, the computation of any financial covenant) contained herein, Indebtedness of the Borrowers and their Subsidiaries shall be deemed to be carried at one hundred percent (100.0%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470–20 on financial liabilities shall be disregarded.
Section 1.04        Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one (1) place more than the number of places by which such ratio is expressed herein, and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
Section 1.05        Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
Section 1.06        Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to, the administration, submission, or any other matter related to the rates specified in the definition of “Eurodollar Rate” in Section 1.01, or with respect to any comparable or successor rate thereto.
ARTICLE II.

THE COMMITMENTS AND Borrowings
Section 2.01        Revolving Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to each Borrower, in Dollars, from time to time on any Business Day during the Availability Period, in an aggregate amount not to exceed, at any time outstanding, the amount of such Lender’s Revolving Commitment; provided, that, after giving effect to any Borrowing of Revolving Loans, (a) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (b) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Commitment, and (c) the Total Revolving Outstandings of any Borrower shall not exceed such Borrower’s Borrower Sublimit. Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, each Borrower may borrow under this Section 2.01, prepay under Section 2.04, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, or a combination thereof, as further provided herein; provided, that, notwithstanding anything to the contrary in the foregoing, all Borrowings made on the Closing Date shall be made as Base Rate Loans.
Section 2.02        Borrowings, Conversions and Continuations of Loans.
(a)    Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the applicable Borrower’s irrevocable notice to the Administrative Agent, which may be given by: (i) a Revolving Loan Notice; or (ii) telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. on: (A) the date that is three (3) Business Days prior to the requested date of any Borrowing of, or conversion to or continuation of, Eurodollar Rate Loans, or of any conversion of Eurodollar Rate Loans to Base Rate Loans prior to the end of the applicable Interest Period; and (B) the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by a Borrower pursuant to this clause (a) must be confirmed promptly by delivery to the Administrative Agent of a Revolving Loan Notice. Each Borrowing of, or conversion to or continuation of, Eurodollar Rate Loans shall be in a minimum principal amount of Five Million Dollars ($5,000,000), or a whole multiple of One Million Dollars ($1,000,000) in excess thereof. Except as provided in Section 2.03(c), each Borrowing of, or conversion to, Base Rate Loans shall be in a minimum principal amount of Five Million Dollars ($5,000,000), or a whole multiple of One Million Dollars ($1,000,000) in excess thereof. Each Revolving Loan Notice and each telephonic notice shall specify: (I) whether the applicable Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans; (II) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day); (III) the principal amount of Loans to be borrowed, converted or continued, as the case may be; (IV) the Type of Loans to be borrowed, or to which existing Loans are to be converted; and (V) if applicable, the duration of the Interest Period with respect thereto. If a Borrower fails to specify a Type of a Loan in a Revolving Loan Notice, or if a Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If a Borrower requests a Borrowing of, or conversion to or continuation of, Eurodollar Rate Loans in any Revolving Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.
(b)    Following receipt of a Revolving Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and, if no timely notice of a conversion or continuation is provided by the applicable Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans as described in the foregoing clause (a). In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent, in immediately available funds, at the Administrative Agent’s Office by not later than 1:00 p.m. on the Business Day specified in the applicable Revolving Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Borrowing, Section 5.01), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent, either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds, or (ii) wire transfer of such funds, in each case of the foregoing clauses (b)(i) and (b)(ii), in accordance with instructions provided to (and acceptable to) the Administrative Agent by such Borrower.
(c)    Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of the applicable Interest Period for such Eurodollar Rate Loan. During the existence of a Default with respect to any Borrower, no Loans may be requested as, or converted to or continued as, Eurodollar Rate Loans with respect to such Borrower without the consent of the Required Lenders.
(d)    The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon the determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrowers and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
(e)    After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than eight (8) Interest Periods in effect with respect to all Loans.
Section 2.03        Swing Line Loans.
(a)    Swing Line Facility. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, shall make loans (each such loan, a “Swing Line Loan”) to each Borrower, in Dollars, from time to time on any Business Day during the Availability Period, in an aggregate amount not to exceed, at any time outstanding, the amount of the Swing Line Sublimit; provided, that, (i) after giving effect to any Swing Line Loan, (A) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (B) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Commitment, and (C) the Total Revolving Outstandings of any Borrower shall not exceed such Borrower’s Borrower Sublimit, and (ii) no Borrower shall use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, each Borrower may borrow under this Section 2.03, prepay under Section 2.04, and reborrow under this Section 2.03. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed, and hereby irrevocably and unconditionally agrees, to purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of: (I) such Lender’s Applicable Percentage; times (II) the amount of such Swing Line Loan.
(b)    Borrowing Procedures. Each Borrowing of Swing Line Loans shall be made upon the applicable Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by: (i) a Swing Line Loan Notice; or (ii) telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent by not later than 2:00 p.m. on the requested borrowing date, and shall specify: (A) the amount to be borrowed, which shall be in a minimum principal amount of Five-Hundred Thousand Dollars ($500,000) and integral multiples of One-Hundred Thousand Dollars ($100,000) in excess thereof; and (B) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice. Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Borrowing of Swing Line Loans (I) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the foregoing proviso clause (a)(i), or (II) that one (1) or more of the applicable conditions specified in Article V is not then satisfied, then, in any such case of the foregoing clauses (b)(I) or (b)(II), subject to the terms and conditions hereof, the Swing Line Lender will, by not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the applicable Borrower.
(c)    Refinancing of Swing Line Loans.
(i)    The Swing Line Lender, at any time in its sole discretion, may request, on behalf of the applicable Borrower (which hereby irrevocably requests and authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Revolving Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 5.02 (other than the delivery of a Revolving Loan Notice); provided, that, after giving effect to such Borrowing, the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments. The Swing Line Lender shall furnish the applicable Borrower with a copy of the applicable Revolving Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Revolving Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office by not later than 1:00 p.m. on the date specified in such Revolving Loan Notice, whereupon, subject to the below clause (c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
(ii)    If, for any reason, any Swing Line Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with the foregoing clause (c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan, and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to the foregoing clause (c)(i) shall be deemed payment in respect of such participation.
(iii)    If any Lender fails to make available to the Administrative Agent, for the account of the Swing Line Lender, any amount required to be paid by such Lender pursuant to the foregoing provisions of this clause (c) by the time specified in the foregoing clause (c)(i), then the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount, with interest thereon for the period from, and including, the date such payment is required to, and including, the date on which such payment is immediately available to the Swing Line Lender, at a rate per annum equal to the greater of (A) the Federal Funds Rate, and (B) a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (c)(iii) shall be conclusive absent manifest error.
(iv)    Each Lender’s obligation to make Revolving Loans, or to purchase and fund risk participations in Swing Line Loans, pursuant to this clause (c) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any setoff, counterclaim, recoupment, defense, or other right that such Lender may have against the Swing Line Lender, any Borrower, or any other Person for any reason whatsoever, (B) the occurrence or continuance of a

Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, that, notwithstanding anything to the contrary in the foregoing, each Lender’s obligation to make Revolving Loans pursuant to this clause (c) is subject to the conditions set forth in Section 5.02. No such purchase or funding of risk participations shall relieve, or otherwise impair, the obligation of any Borrower to repay Swing Line Loans, together with interest as provided herein.
(d)    Repayment of Participations.
(i)    At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.
(ii)    If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from, and including, the date of such demand to, and including, the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause (d) shall survive the payment in full of the Obligations and the termination thereof.
(e)    Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the applicable Borrower for interest on the Swing Line Loans. Until each Lender funds its Revolving Loans that are Base Rate Loans or risk participation pursuant to this Section 2.03 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be payable solely for the account of the Swing Line Lender.
(f)    Payments Directly to Swing Line Lender. Each Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
Section 2.04        Prepayments.
(a)    Voluntary Prepayments.
(i)    Revolving Loans and Term Out Loans. Each Borrower may, upon delivery of a Prepayment Notice from such Borrower to the Administrative Agent, voluntarily prepay Revolving Loans (from time to time prior to the Conversion Effective Date, or, in the event that the Term Out Option is not exercised, at any time during the term of this Agreement) or Term Out Loans (from time to time on or after the Conversion Effective Date, in the event that the Term Out Option has been exercised by the Borrowers in accordance with Section 2.06(b) and the Conversion Effective Date has occurred), in whole or in part, without premium or penalty; provided, that, (A) such Prepayment Notice must be received by the Administrative Agent by not later than 11:00 a.m. on (I) the date that is three (3) Business Days prior to any date of prepayment of any Eurodollar Rate Loans (prior to the end of an applicable Interest Period), and (II) the date of prepayment of any Base Rate Loans, (B) any such prepayment of Eurodollar Rate Loans shall be in a minimum principal amount of Two Million Dollars ($2,000,000), or a whole multiple of One Million Dollars ($1,000,000) in excess thereof (or, if less, the entire principal amount thereof then outstanding), and (C) any prepayment of Base Rate Loans shall be in a minimum principal amount of One Million Dollars ($1,000,000), or a whole multiple of Five-Hundred Thousand Dollars ($500,000) in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such Prepayment Notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such Prepayment Notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such Prepayment Notice is given by a Borrower, such Borrower shall make such prepayment, and the payment amount specified in such Prepayment Notice shall be due and payable, on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.14, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.
(ii)    Swing Line Loans. Each Borrower may, upon delivery of a Prepayment Notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time during the Availability Period, voluntarily prepay Swing Line Loans, in whole or in part, without premium or penalty; provided, that, (A) such Prepayment Notice must be received by the Swing Line Lender and the Administrative Agent by not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of Five-Hundred Thousand Dollars ($500,000), or a whole multiple of One-Hundred Thousand Dollars ($100,000) in excess thereof (or, if less, the entire principal thereof then outstanding). Each such Prepayment Notice shall specify the date and amount of such prepayment. If such Prepayment Notice is given by a Borrower, such Borrower shall make such prepayment, and the payment amount specified in such Prepayment Notice shall be due and payable, on the date specified therein.
(b)    Mandatory Prepayments of Loans.
(i)    Revolving Commitments. If, for any reason, (A) the Total Revolving Outstandings, at any time during the Availability Period, exceed the Aggregate Revolving Commitments then in effect, or (B) the Total Revolving Outstandings of any Borrower, at any time during the Availability Period, exceed such Borrower’s Borrower Sublimit, then, in any such case of the foregoing clauses (b)(i)(A) or (b)(i)(B), the applicable Borrower or Borrowers shall immediately prepay Revolving Loans and/or the Swing Line Loans in an aggregate amount equal to such excess.
(ii)    Application of Mandatory Prepayments. All amounts required to be paid pursuant to the foregoing clause (b)(i) shall be applied ratably to Revolving Loans and Swing Line Loans. Within the parameters of the applications set forth above, prepayments shall be applied, (A) first, to Base Rate Loans, and (B) then, to Eurodollar Rate Loans, in direct order of Interest Period maturities. All prepayments under this clause (b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.
Section 2.05        Termination or Reduction of Aggregate Revolving Commitments.
(a)    Optional Reductions. The Borrowers, or any Borrower individually, shall have the right, at any time during the Availability Period, upon at least three (3) Business Days’ prior notice to the Administrative Agent, to terminate in whole or, upon same day notice, from time to time to permanently reduce, (i) ratably in part, the unused portion of the Aggregate Revolving Commitments, or (ii) the Borrower Sublimit of such Borrower, without ratably reducing the unused portion of the Aggregate Revolving Commitments; provided, that, (A) each partial reduction shall be in a minimum aggregate amount of Five Million Dollars ($5,000,000), or an integral multiple of One Million Dollars ($1,000,000) in excess thereof, with each such notice of termination or reduction being irrevocable, and (B) if, after giving effect to any such reduction, the Swing Line Sublimit or any Borrower Sublimit exceeds the amount of the Aggregate Revolving Commitments, such sublimit shall be automatically reduced by the amount of such excess. Any Aggregate Revolving Commitment reduced or terminated pursuant to this Section 2.05 may not be reinstated. Notwithstanding anything to the contrary in the foregoing or otherwise in this Agreement or any other Loan Document, in the event that Eversource Gas, at any time during the Availability Period, (I) terminates its right to obtain Revolving Loans, and (II) has otherwise repaid all of its Obligations, Eversource Gas shall no longer be, or be deemed to be, a “Borrower” hereunder.
(b)    Notice. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Swing Line Sublimit, any Borrower’s Borrower Sublimit, or the Aggregate Revolving Commitments under this Section 2.05. Upon any reduction of the Aggregate Revolving Commitments, the Revolving Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount. All fees in respect of the Aggregate Revolving Commitments accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.
Section 2.06        Repayment of Loans; Term Out Option.
(a)    Revolving Loans. Unless the Term Out Option has been exercised by the Borrowers in accordance with the below clause (b) and the Conversion Effective Date has occurred, each Borrower shall repay to the Lenders, on the Revolving Loan Maturity Date, the aggregate principal amount of all Revolving Loans outstanding on such date.
(b)    Term Out Option. So long as (I) no Default or Event of Default then exists or would result from such election or conversion, (II) all representations and warranties of each Borrower contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct, in all material respects, on, and as of, the date of such election (other than any representation and warranty that is expressly qualified by materiality, in which case, such representation and warranty shall be true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case, they shall be true and correct, in all material respects (other than any representation and warranty that is expressly qualified by materiality, in which case, such representation and warranty shall be true and correct in all respects), as of such earlier date (and except that, for purposes of this clause (b), the representations and warranties contained in Section 6.05(a) and Section 6.05(b) shall be deemed to refer to the most recent statements furnished pursuant to Section 7.01(a) and Section 7.01(b), respectively), the Borrowers shall have the option, at any time on or prior to the date that is five (5) Business Days prior to the Revolving Loan Maturity Date, to elect (the date of such election being referred to herein as the “Term Out Exercise Date”) to convert all (but not part) of the Outstanding Amount of all Revolving Loans of each Borrower into a separate term loan (each, a “Term Out Loan”; and collectively, the “Term Out Loans”) of the same Outstanding Amount on such date, by: (i) providing (A) irrevocable written notice of such election to the Administrative Agent, substantially in the form of Exhibit 2.06(b) (or such other form as approved by the Administrative Agent), by not later than 11:00 a.m. on the date that is five (5) Business Days prior to the date of such conversion as specified in such notice (such date of conversion, the “Conversion Effective Date”), and (B) to the Administrative Agent, on the Conversion Effective Date, a certificate, signed by a Responsible Officer of each Borrower, certifying that, on the Conversion Effective Date, each of the conditions set forth in the foregoing clauses (b)(I) and (b)(II) are satisfied; and (ii) repaying or paying, as the case may be, on the Conversion Exercise Date substantially concurrently with the delivery of the certificate referred to in the foregoing clause (b)(i)(B) (A) to the Swingline Lender, the principal amount of each Swing Line Loan outstanding on the Conversion Exercise Date in accordance with the below clause (c)(ii)(B), and (B) to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage, the Term Out Fee. In the event that the conversion option described in this clause (b) (referred to herein as the “Term Out Option”) has been exercised in accordance with this clause (b), each Borrower shall repay to the Lenders the aggregate principal amount of the Term Out Loan of such Borrower outstanding on the Term Out Maturity Date. Immediately upon the conversion of the aggregate Outstanding Amount of all Revolving Loans of each Borrower to the Term Out Loan for such Borrower on the Conversion Effective Date, the Aggregate Revolving Commitments shall automatically and irrevocably terminate.

(c)    Swing Line Loans. Each Borrower shall repay to the Swingline Lender the principal amount of each Swing Line Loan on the earlier to occur of: (i) the date that is one (1) Business Day after the date of demand therefor by the Swing Line Lender; and (ii) in the event that the Term Out Option (A) has not been exercised by the Borrowers in accordance with Section 2.06(b), the Revolving Loan Maturity Date, and (B) has been exercised by the Borrowers in accordance with Section 2.06(b), the Conversion Effective Date.
Section 2.07        Interest.
(a)    Subject to the provisions of clause (b) below: (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period, at a rate per annum equal to the sum of (A) the Eurodollar Rate for such Interest Period, plus (B) the Applicable Margin; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date, at a rate per annum equal to (A) the Base Rate, plus (B) the Applicable Margin; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date, at a rate per annum equal to (A) the Base Rate, plus (B) the Applicable Margin.
(b)
(i)    If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, all outstanding Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate, to the fullest extent permitted by applicable Laws.
(ii)    If any amount (other than principal of any Loan) is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then, upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate, to the fullest extent permitted by applicable Laws.
(iii)    Accrued and unpaid interest on past due amounts (including, without limitation, interest on past due interest) shall be due and payable upon demand.
(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
Section 2.08        Fees.
(a)    Facility Fee. Each Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage, a facility fee (the “Facility Fee”) at a rate per annum equal to the product of: (i) the Facility Fee rate in effect for such Borrower at such time, as specified in the definition of “Applicable Margin” in Section 1.01; times (ii) such Borrower’s Facility Percentage; times (iii) the Aggregate Revolving Commitments. The Facility Fee for each Borrower shall accrue at all times during the Availability Period, including at any time during which one (1) or more of the conditions set forth in Article V is not met, and shall be due and payable quarterly in arrears on (A) the last Business Day of each March, June, September and December occurring during the Availability Period, commencing with the first (1st) such date to occur after the Closing Date, and (B) in the event that the Term Out Option (I) has not been exercised by the Borrowers in accordance with Section 2.06(b), on the Revolving Loan Maturity Date, or (II) has been exercised by the Borrowers in accordance with Section 2.06(b), on the Conversion Effective Date; provided, that, each Defaulting Lender shall be entitled to receive fees payable under this clause (a) for any period during which that Lender is a Defaulting Lender only to extent allocable to the outstanding principal amount of the Loans funded by it. The Facility Fee shall be calculated quarterly in arrears, and, if there is any change in the Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. For the avoidance of doubt, the Facility Fee shall not accrue on or after the Conversion Effective Date in the event that the Term Out Option has been exercised by the Borrowers in accordance with Section 2.06(b).
(b)    Term Out Fee. In the event that the Term Out Option has been exercised by the Borrowers in accordance with Section 2.06(b), on the Conversion Effective Date, each Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage, a term out fee (the “Term Out Fee”) in an amount equal to the product of: (i) one percent (1.00%); times (ii) the Outstanding Amount of all Revolving Loans of such Borrower to be converted to the Term Out Loan for such Borrower pursuant to the Term Out Option.
(c)    Fee Letters. Each Borrower shall pay to BofA Securities, Barclays and the Administrative Agent, for their own respective accounts, fees in the amounts and at the times specified in any applicable Fee Letters. Such fees shall be fully earned when paid and shall be non-refundable for any reason whatsoever.
Section 2.09        Computation of Interest and Fees. All computations of interest for Base Rate Loans determined by reference to clause (b) of the definition of “Base Rate” in Section 1.01 shall be made on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. All other computations of fees and interest (including, without limitation, computations of interest for Base Rate Loans determined by reference to clauses (a) and (c) of the definition of “Base Rate” in Section 1.01) shall be made on the basis of a 360-day year and the actual number of days elapsed (which, for purposes of clarity, results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan, or such portion, is paid; provided, that, any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one (1) calendar day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
Section 2.10        Evidence of Debt.
(a)    The Borrowings made by each Lender shall be evidenced by one (1) or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Borrowings made by the Lenders to each Borrower and the interest and payments thereon. Any failure to so record, or any error in doing so, shall not, however, limit, or otherwise affect, the obligation of any Borrower hereunder to pay any amount owing with respect to the Loans. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the applicable Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such promissory note shall: (i) in the case of Revolving Loans or Term Out Loans, be in the form of Exhibit 2.11(a)–1 (a “Revolving / Term Out Note”); and (ii) in the case of Swing Line Loans, be in the form of Exhibit 2.11(a)–2 (a “Swing Line Note”). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
(b)    In addition to the accounts and records referred to in the foregoing clause (a), each Lender and the Administrative Agent shall maintain, in accordance with its usual practice, accounts or records evidencing the purchases and sales by such Lender of participations in Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any

Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
Section 2.11        Payments Generally; Administrative Agent’s Clawback.
(a)    General. All payments to be made by any Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by any Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office, in Dollars and in immediately available funds, by not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. on such specified date shall be deemed to be received on the next succeeding Business Day, and any applicable interest or fee shall continue to accrue. Subject to the definition of “Interest Period” in Section 1.01, if any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)
(i)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender, prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 p.m. (noon) on the date of such Borrowing), that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of any Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with, and at the time required by, Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not, in fact, made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent, forthwith on demand, such corresponding amount in immediately available funds, with interest thereon for each day from, and including, the date on which such amount is made available to the applicable Borrower to, but excluding, the date of payment to the Administrative Agent, at: (A) in the case of a payment to be made by such Lender, the greater of (I) the Federal Funds Rate, and (II) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation; and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii)    Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the applicable Borrower, prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder, that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith, and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the applicable Borrower has not, in fact, made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent, forthwith on demand, the amount so distributed to such Lender in immediately available funds, with interest thereon for each day from, and including, the date on which such amount is distributed to it to, but excluding, the date of payment to the Administrative Agent, at the greater of: (A) the Federal Funds Rate; and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender or the applicable Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.
(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Swing Line Loans, and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation, or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation, or to make its payment under Section 11.04(c).
(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner, or to constitute a representation by any Lender that it has obtained, or will obtain, the funds for any Loan in any particular place or manner.
Section 2.12        Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, any of the Loans made by it, or the participations in Swing Line Loans held by it (excluding any amounts applied by the Swing Line Lender to outstanding Swing Line Loans) resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon that is greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and sub-participations in Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of, and accrued interest on, their respective Loans and other amounts owing to them, provided, that:
(i)    if any such participations or sub-participations are purchased and all, or any portion, of the payment giving rise thereto is recovered, such participations or sub-participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section 2.12 shall not be construed to apply to (A) any payment made by, or on behalf of, any Borrower pursuant to, and in accordance with, the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.13, or (C) any payment obtained by a Lender as consideration for the assignment of, or sale of a participation in, any of its Loans or sub-participations Swing Line Loans to any assignee or participant, other than an assignment to any Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.12 shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation, as fully as if such Lender were a direct creditor of such Borrower, in the amount of such participation.
Section 2.13        Cash Collateral.
(a)    Certain Credit Support Events. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent or the Swing Line Lender, each Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.14(a)(iv) and any Cash Collateral provided by the Defaulting Lender).
(b)    Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at the Administrative Agent. Each Borrower, and, to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to the below clause (c). If, at any time, the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, each Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.
(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.13, Section 2.03, or Section 2.14 in respect of Swing Line Loans shall be held and applied in satisfaction of the specific Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation), and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided herein.
(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, that, (A) that Cash Collateral furnished by, or on behalf of, a Borrower shall not be released during the continuance of a Default or an Event of Default (and, following application as provided in this Section 2.13, may be otherwise applied in accordance with Section 9.03), and (B) the Person providing Cash Collateral and the Swing Line Lender may agree that Cash Collateral shall not be released, but instead held to support future anticipated Fronting Exposure or other obligations.
Section 2.14        Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendment. The Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01.

(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amount received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows, (A) first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder, (B) second, to the payment, on a pro rata basis, of any amounts owing by that Defaulting Lender to the Swing Line Lender hereunder, (C) third, if so determined by the Administrative Agent or requested by the Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan, (D) fourth, as any Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (E) fifth, if so determined by the Administrative Agent and each Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement, (F) sixth, to the payment of any amounts owing to the Lenders, the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement, (G) seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement, and (H) eighth, to that Defaulting Lender, or as otherwise directed by a court of competent jurisdiction; provided, that, if (I) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share, and (II) such Loans were made at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to the pay the Loans of all non-Defaulting Lenders, on a pro rata basis, prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender, or to post Cash Collateral pursuant to this clause (a)(ii), shall be deemed paid to, and redirected by, that Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees. The Defaulting Lender shall not be entitled to receive any Facility Fee pursuant to Section 2.08(a) for any period during which such Lender is a Defaulting Lender (and no Borrower shall be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).
(iv)    Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Swing Line Loans pursuant to Section 2.03, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Commitment of that Defaulting Lender; provided, that, each such reallocation (A) shall be given effect only if, as of the date on which the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists, and (B) does not cause the aggregate Revolving Credit Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Revolving Commitment.
(b)    Defaulting Lender Cure. If each Borrower, the Administrative Agent and the Swing Line Lender agree in writing, in their sole discretion, that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, then the Administrative Agent will so notify the parties hereto, whereupon, as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders, or take such other actions as the Administrative Agent may determine to be necessary, to cause the Revolving Loans and funded and unfunded participations in Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to the foregoing clause (a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided, that, (i) no adjustments will be made retroactively with respect to fees accrued or payments made by, or on behalf of, any Borrower while that Lender was a Defaulting Lender, and (ii) except to the extent otherwise expressly agreed by the affected parties and subject to Section 11.24, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.
Section 2.15        Additional Revolving Commitments. Eversource may, at any time and from time to time (i) prior to the Term Out Exercise Date, in the event that the Term Out Option is exercised by the Borrowers in accordance with Section 2.06(b), and (ii) during the term of this Agreement, in the event that the Term Out Option is not exercised by the Borrowers in accordance with Section 2.06(b), in each case of the foregoing clauses (i) and (ii), upon prior written notice by Eversource to the Administrative Agent, increase the Aggregate Revolving Commitments (but not the Swing Line Sublimit or any Borrower Sublimit) by a maximum aggregate amount of up to One-Hundred Million Dollars ($100,000,000) with additional Revolving Commitments from any existing Lender with a Revolving Commitment or new Revolving Commitments from any other Person selected by Eversource and acceptable to the Administrative Agent and the Swing Line Lender (or a combination of the foregoing); provided, that:
(a)    any such increase shall be in a minimum principal amount of Ten Million Dollars ($10,000,000), and in integral multiples of Five Million Dollars ($5,000,000) in excess thereof;
(b)    no Default or Event of Default shall exist and be continuing at the time of any such increase, or would result from any Borrowing on the day of any such increase;
(c)    no existing Lender shall be under any obligation to increase its Revolving Commitment, and any such decision as to whether to increase its Revolving Commitment shall be in such Lender’s sole and absolute discretion;
(d)    any new Lender shall join this Agreement by executing such joinder documents required by the Administrative Agent and/or any existing Lender electing to increase its Revolving Commitment shall have executed a commitment agreement satisfactory to the Administrative Agent;
(e)    any existing Lender or any new Lender providing a portion of the increase in Revolving Commitments shall be reasonably acceptable to the Administrative Agent and the Swing Line Lender; and
(f)    as a condition precedent to such increase, Eversource shall deliver to the Administrative Agent: (i) a certificate of each Borrower, dated as of the date of such increase (in sufficient copies for each Lender), executed by a Responsible Officer of the applicable Borrower, (A) certifying and attaching the resolutions adopted by such Borrower approving, or consenting to, such increase, and (B) in the case of Eversource, certifying that, before and after giving effect to such increase, the representations and warranties contained in Article VI and the other Loan Documents are true and correct, in all material respects, on, and as of, the date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case, they are true and correct, in all material respects, as of such earlier date (and except that, for purposes of this Section 2.15, the representations and warranties contained in Section 6.05(a) and Section 6.05(b) shall be deemed to refer to the most recent statements furnished pursuant to Section 7.01(a) and Section 7.01(b), respectively); (ii) legal opinions and other documents reasonably requested by the Administrative Agent; and (iii) (A) upon the reasonable request of any Lender, Eversource shall have provided to such

Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, and (B) any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Borrower.
Each Borrower shall prepay any Loans owing by it and outstanding on the date of any such increase (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Loans ratable with any revised Revolving Commitments arising from any non-ratable increase in the Revolving Commitments under this Section 2.15.
ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY
Section 3.01        Taxes.
(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
(i)    Any and all payments by, or on account of, any obligation of any Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Borrower, then the Administrative Agent or such Borrower shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to clause (e) below.
(ii)    If any Borrower or the Administrative Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both U.S. Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to clause (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Borrower shall be increased as necessary so that, after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01), the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(iii)    If any Borrower or the Administrative Agent shall be required, by any applicable Laws other than the Internal Revenue Code, to withhold or deduct any Taxes from any payment, then (A) such Borrower or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to clause (e) below, (B) such Borrower or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Borrower shall be increased as necessary so that, after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01), the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)    Payment of Other Taxes by the Borrowers. Without limiting the provisions of the foregoing clause (a), the Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or, at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.
(c)    Tax Indemnifications.
(i)    Without limiting the provisions of the foregoing clauses (a) or (b), but without duplication, each of the Borrowers shall, and does hereby, severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) calendar days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on, or attributable to, amounts payable under this Section 3.01) payable or paid by such Recipient, or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent, on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Each of the Borrowers shall, and does hereby, severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) calendar days after demand therefor, for any amount that a Lender, for any reason, fails to pay indefeasibly to the Administrative Agent as required pursuant to clause (c)(ii) below.
(ii)    Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten (10) calendar days after demand therefor, (A) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but solely to the extent that any Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes, and without limiting the obligation of the Borrowers to do so), (B) the Administrative Agent and the Borrowers, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register, and (C) the Administrative Agent and the Borrowers, as applicable, against any Excluded Taxes attributable to such Lender, in each case of the foregoing clauses (c)(ii)(A) through (c)(ii)(C), that are payable or paid by the Administrative Agent or a Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (c)(ii).
(d)    Evidence of Payments. Upon request by any Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by any Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, such Borrower shall deliver to the Administrative Agent, or the Administrative Agent shall deliver to the applicable Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment, or other evidence of such payment reasonably satisfactory to the applicable Borrower or the Administrative Agent, as the case may be.
(e)    Status of Lenders; Tax Documentation.
(i)    Any Lender that is entitled to an exemption from, or reduction of, withholding Tax with respect to payments made under any Loan Document shall deliver to each Borrower and the Administrative Agent, at the time or times reasonably requested by such Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by such Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by any Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the two (2) immediately preceding sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (e)(ii)(A), (e)(ii)(B) and (e)(ii)(D) below) shall not be required if, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense, or would materially prejudice the legal or commercial position of such Lender; provided, that, this sentence shall not apply to documentation described in clause(e)(ii)(C) below if such documentation is in substance essentially equivalent to, and not materially more onerous to provide than, the documentation set forth in clauses (e)(ii)(A), (e)(ii)(B) or (e)(ii)(D) below.
(ii)    Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person:
(A)    any Lender that is a U.S. Person shall deliver to such Borrower and the Administrative Agent, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed copies of Internal Revenue Service Form W–9, certifying that such Lender is exempt from U.S. federal backup withholding Tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient), on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable (together with any required schedules and attachments):
(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party: (1) with respect to payments of interest under any Loan Document, executed copies of Internal Revenue Service Form W–8BEN or W–8BEN–E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty; and (2) with respect to any other applicable payments under any Loan Document, Internal Revenue Service Form W–8BEN or W–8BEN–E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)    executed copies of Internal Revenue Service Form W–8ECI;
(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code: (1) a certificate, substantially in the form of Exhibit 3.01(e)–1, to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”); and (2) executed copies of Internal Revenue Service Form W–8BEN or W–8BEN–E; or

(IV)    to the extent a Foreign Lender is not the beneficial owner, executed copies of Internal Revenue Service Form W–8IMY, accompanied by Internal Revenue Service Form W–8ECI, Internal Revenue Service Form W–8BEN or W–8BEN–E, a U.S. Tax Compliance Certificate, substantially in the form of Exhibit 3.01(e)–2 or Exhibit 3.01(e)–3, Internal Revenue Service Form W–9, and/or other certification documents from each beneficial owner, as applicable; provided, that, if the Foreign Lender is a partnership and one (1) or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate, substantially in the form of Exhibit 3.01(e)–4, on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent that it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient), on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from, or a reduction in, U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to such Borrower and the Administrative Agent, at the time or times prescribed by Law and at such time or times reasonably requested by such Borrower or the Administrative Agent, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA, or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)    Each Lender agrees that, if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify each applicable Borrower and the Administrative Agent in writing of its legal inability to do so.
(f)    Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for, or otherwise pursue, on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Borrower, or with respect to which any Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that, such Borrower, upon the request of the Recipient, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event that the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (f), in no event will the applicable Recipient be required to pay any amount to any Borrower pursuant to this clause (f) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This clause (f) shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Borrower or any other Person.
(g)    Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Revolving Commitments, and the repayment, satisfaction or discharge of all other Obligations.
Section 3.02        Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to each applicable Borrower through the Administrative Agent, (a) any obligation of such Lender to make or continue Eurodollar Rate Loans, or to convert Base Rate Loans to Eurodollar Rate Loans, shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case of the foregoing, until such Lender notifies the Administrative Agent and each applicable Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice: (i) each such Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans; and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall, during the period of such suspension, compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, each applicable Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amount required pursuant to Section 3.05.
Section 3.03        Inability to Determine Rates.
(a)    Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrowers or the Required Lenders notify the Administrative Agent (with, in the case of such notification by the Required Lenders, a copy to the Borrowers) that the Borrowers or the Required Lenders (as the case may be) have determined, that:

(A)    adequate and reasonable means do not exist for ascertaining LIBOR for any Interest Period hereunder or any other tenors of LIBOR, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis, and such circumstances are unlikely to be temporary; or
(B)    the administrator of the LIBOR Screen Rate, or a Governmental Authority having jurisdiction over the Administrative Agent or over such administrator, has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans; provided, that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”); or
(C)    the administrator of the LIBOR Screen Rate, or a Governmental Authority having jurisdiction over such administrator, has made a public statement announcing that all Interest Periods and other tenors of LIBOR are no longer representative; or
(D)    syndicated loans currently being executed, or that include language similar to that contained in this Section 3.03, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR;
then, in any such case of:
(i)    the foregoing clauses (a)(A) through (a)(C), on a date and time determined by the Administrative Agent (any such date, the “LIBOR Replacement Date”), which date shall (I) be at the end of an Interest Period or on the relevant Interest Payment Date, as applicable, for interest calculated hereunder, and (II) occur reasonably promptly upon the occurrence of any of the events and/or circumstances described in the foregoing clauses (a)(A) through (a)(C) and, solely with respect to the events or circumstances described in the foregoing clause (a)(B), by no later than the Scheduled Unavailability Date, LIBOR will be replaced hereunder and under each other Loan Document with (subject to the proviso to this clause (a) below) the first (1st) available alternative set forth in the roman numeric order of the sub-clauses immediately below, for any payment period for interest calculated that can be determined by the Administrative Agent, in any such case of the foregoing, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “LIBOR Successor Rate”; and any such rate before giving effect to the Related Adjustment, the “Pre-Adjustment Successor Rate”):
(I)    Term SOFR, plus the Related Adjustment; and
(II)    SOFR, plus the Related Adjustment; and
(ii)    the foregoing clause (a)(D), the Borrower and the Administrative Agent may amend this Agreement solely for the purpose of replacing LIBOR under this Agreement and under each other Loan Document in accordance with the definition of “LIBOR Successor Rate” in the foregoing clause (a)(i), and such amendment will become effective at 5:00 p.m. on the date that is five (5) Business Days after the date of which the Administrative Agent shall have notified all Lenders and the Borrower of the occurrence of the events and/or circumstances described in the foregoing clause (a)(D), unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to the implementation of a LIBOR Successor Rate pursuant to this clause (a);

provided, that, if the Administrative Agent determines that Term SOFR has become available, is administratively feasible for the Administrative Agent, and would have been identified as the Pre-Adjustment Successor Rate in accordance with the foregoing if it had been so available at the time that the LIBOR Successor Rate then in effect was so identified, and the Administrative Agent notifies each Borrower and each Lender of such availability, then, from and after the beginning of the applicable Interest Period, relevant Interest Payment Date or payment period for interest calculated, in each case of the foregoing, commencing no less than thirty (30) calendar days after the date of such notice: (1) the Pre-Adjustment Successor Rate shall be Term SOFR; and (2) the LIBOR Successor Rate shall be Term SOFR plus the relevant Related Adjustment.
(b)    The Administrative Agent will promptly (in one (1) or more notices) notify each Borrower and each Lender of: (i) any occurrence of any of the events, periods or circumstances described in any of the foregoing clauses (a)(A) through (a)(C); (ii) a LIBOR Replacement Date; and (iii) the LIBOR Successor Rate.
(c)    Any LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided, that, to the extent that such market practice is not administratively feasible for the Administrative Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
(d)    Notwithstanding anything to the contrary herein or in any other Loan Document, if, at any time, any LIBOR Successor Rate, as determined in accordance with this Section 3.03, would (but for the adjustment described in this clause (d)) be less than one-fourth of one percent (0.25%), the LIBOR Successor Rate shall be deemed to be one-fourth of one percent (0.25%) for all purposes of this Agreement and each other Loan Document.
(e)    In connection with the implementation of a LIBOR Successor Rate, the Administrative Agent shall have the right to make LIBOR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided, that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such LIBOR Successor Rate Conforming Change(s) to the Borrowers and the Lenders reasonably promptly after such amendment becomes effective.
(f)    If any of the events and/or circumstances described in any of the foregoing clauses (a)(A) through (a)(C) have occurred with respect to the LIBOR Successor Rate then in effect, then the successor rate thereto shall be determined in accordance with the definition of “LIBOR Successor Rate” in the foregoing clause (a)(i).
(g)    Notwithstanding anything to the contrary herein or in any other Loan Document, (i) after any such determination by the Administrative Agent or receipt by the Administrative Agent of any such notice described in the foregoing clause (a), in each case of the foregoing, in respect of the occurrence of any such events and/or circumstances described in any of the foregoing clauses (a)(A) through (A)(C), if the Administrative Agent determines that none of the LIBOR Successor Rates is available on or prior to the LIBOR Replacement Date, (ii) if any of the events and/or circumstances described the foregoing clause (a)(D) have occurred, but none of the LIBOR Successor Rates is available, or (iii) if any of the events and/or circumstances described in the foregoing clauses (a)(A) through (a)(C) have occurred with respect to the LIBOR Successor Rate then in effect and the Administrative Agent determines that none of the LIBOR Successor Rates is available, then, in any such case of the foregoing clauses (g)(i) through (g)(iii), the Administrative Agent and the Borrowers may amend this Agreement solely for the purpose of replacing LIBOR, or any then current LIBOR Successor Rate, in accordance with this Section 3.03 at the end of any Interest Period, relevant Interest Payment Date or payment period for interest calculated hereunder, as applicable, with another alternate benchmark rate, giving due consideration to any evolving or then-existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks, and, in any such case of the foregoing clauses (g)(i) through (g)(iii), including any Related Adjustments and any other mathematical and/or other adjustments to such benchmark, giving due consideration to any evolving or then-existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks, which adjustment(s), or method(s) for calculating such adjustment(s), shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustment(s) shall constitute a LIBOR Successor Rate. Any such amendment shall become effective at 5:00 p.m. on the date that is five (5) Business Days after the date on which the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrowers, unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.
(h)    If, at the end of any Interest Period, relevant Interest Payment Date or payment period for interest calculated hereunder, (A) no LIBOR Successor Rate has been determined in accordance with the foregoing clauses (a) through (g), and (B) either (I) any of the events and/or circumstances described in either of the foregoing clauses (a)(A) or (a)(C) have occurred and continue to exist, or (II) the Scheduled Unavailability Date has occurred (as the case may be), then, in any such case of the foregoing, the Administrative Agent will promptly so notify each Borrower and each Lender. Thereafter, (i) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans, Interest Periods, Interest Payment Dates or payment periods), and (ii) the Eurodollar Rate component of the Base Rate (described in clause (c) of the definition of “Base Rate” in Section 1.01) shall no longer be utilized in determining the Base Rate, in each case of the foregoing clauses (h)(i) and (h)(ii), until the LIBOR Successor Rate has been determined in accordance with the foregoing clauses (a) through (g). Upon receipt of such notice, any Borrower may revoke any pending request by such Borrower for a Borrowing of, or conversion to or continuation of, Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans, Interest Periods, Interest Payment Dates or payment periods) or, failing that, such Borrower will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (h)(ii)) in the amount specified therein.
Section 3.04        Increased Costs; Reserves on Eurodollar Rate Loans.
(a)    Generally. If any Change in Law shall:
(i)    impose, modify, or deem applicable any reserve, special deposit, compulsory loan, insurance charge, or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by clause (e) below);
(ii)    subject any Lender to any Tax of any kind whatsoever with respect to this Agreement or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (in each case, except for Indemnified Taxes and Excluded Taxes); or
(iii)    impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then, upon request of such Lender, each Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)    Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has, or would have, the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Commitments of such Lender or the Loans made by, or participations in Swing Line Loans held by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then, from time to time, each applicable Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company, as the case may be, for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in the foregoing clauses (a) or (b), and delivered to each applicable Borrower shall be conclusive absent manifest error. Such Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) calendar days after receipt thereof.
(d)    Delay in Requests. Any failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided, that, no Borrower shall be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies such Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (provided, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)    Reserves on Eurodollar Rate Loans. Each Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual cost of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination and shall be conclusive and binding), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Revolving Commitments or the funding of the Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five (5) decimal places) equal to the actual costs allocated to such Revolving Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive and binding), which, in each case of the foregoing, shall be due and payable on each date on which interest is payable on such Loan; provided, that, each Borrower shall have received, at least ten (10) calendar day’s prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice at least ten (10) calendar days prior to the relevant Interest Payment Date, such additional interest shall be due and payable on the date that is ten (10) calendar days after the date of receipt of such notice.
(f)    Payment Obligations. Payment obligations of the Borrowers under this Section 3.04 shall be subject to Section 11.19.
Section 3.05        Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for, and hold such Lender harmless from, any loss, cost or expense incurred by it as a result of:

(a)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)    any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan, other than a Base Rate Loan, on the date or in the amount notified by such Borrower; or
(c)    any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by any Borrower pursuant to Section 11.13;
including any loss (other than any loss of anticipated profits) or expense arising from the liquidation or redeployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Each Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by any Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded. Payment obligations of the Borrowers under this Section 3.05 shall be subject to Section 11.19.
Section 3.06        Mitigation Obligations; Replacement of Lenders.
(a)    If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment: (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable; and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay its all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 11.13.
Section 3.07        Survival. All of each Borrower’s obligations under this Article III shall survive termination of the Aggregate Revolving Commitments, repayment of all other Obligations, and resignation of the Administrative Agent.
ARTICLE IV.

[RESERVED]
ARTICLE V.

CONDITIONS PRECEDENT TO BORROWINGS

Section 5.01        Conditions of Initial Borrowings. This Agreement shall become effective upon, and the obligation of each Lender to make Loans to any Borrower hereunder on the Closing Date is subject to, satisfaction of each of the following conditions precedent:
(a)    Loan Documents. Receipt by the Administrative Agent of executed counterparts of this Agreement and a Note for each Lender that has requested a Note, each properly executed by a Responsible Officer of each Borrower and, in the case of this Agreement, by each Lender.
(b)    Opinions of Counsel. Receipt by the Administrative Agent of favorable opinions of legal counsel to the Borrowers, addressed to the Administrative Agent and each Lender, dated as of the Closing Date, and in form and substance reasonably satisfactory to the Administrative Agent.
(c)    Financial Statements. The Administrative Agent shall have received: (i) the Audited Financial Statements; and (ii) the Interim Financial Statements.
(d)    No Material Adverse Change. Since December 31, 2019, there has been no event or circumstance that, either individually or in the aggregate, has had a Material Adverse Effect with respect to any Borrower, other than as specifically disclosed in the Disclosure Documents.
(e)    Litigation. There shall not exist any action, suit, investigation or proceeding pending, or, to the knowledge of any Responsible Officer of any Borrower, threatened, in any court or before an arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect with respect to any Borrower, other than as specifically disclosed in the Disclosure Documents.
(f)    Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following, each of which shall be originals or facsimiles (followed promptly by originals), in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:
(i)    copies of the Organization Documents of each Borrower certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary (or other officer of substantially equivalent title and authority) of such Borrower to be true and correct as of the Closing Date;
(ii)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Borrower as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Borrower is a party; and
(iii)    such documents and certifications as the Administrative Agent may require to evidence that each Borrower is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.
(g)    Closing Certificate. Receipt by the Administrative Agent of a certificate, signed by a Responsible Officer of each Borrower, certifying that: (i) each of the conditions specified in the foregoing clauses (d), and (e), Section 5.02(a) and Section 5.02(b) have been satisfied; and (ii) each Borrower and its Subsidiaries (after giving effect to the transactions contemplated hereby and the incurrence of any Indebtedness related thereto on the Closing Date) are Solvent on a consolidated basis.
(h)    OFAC, Patriot Act, Beneficial Ownership Regulation, Etc. Receipt by the Administrative Agent of all documentation and other information that any Lender has reasonably requested prior to the Closing Date in order to comply with its ongoing obligations under applicable “know your customer”, OFAC and anti-corruption laws, including, without limitation, the Patriot Act, and, if any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Borrower.
(i)    Fees and Expenses. Receipt by the Administrative Agent, the Joint Lead Arrangers and the Lenders of all accrued fees and expenses required to be paid by the Borrowers on or prior to the Closing Date, including, without limitation, all reasonable fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced on, or prior to, the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute such counsel’s reasonable estimate of such fees, charges and disbursements incurred, or to be incurred, by it through the closing proceedings (provided, that, such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent).
(j)    Other. Receipt by the Administrative Agent and the Lenders of such other documents, instruments, agreements and information as reasonably requested by the Administrative Agent or any Lender, including, without limitation, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership, environmental matters, contingent liabilities and management of each Borrower and its Subsidiaries.
Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted, and to be satisfied with, each document made available to it for review prior to the Closing Date and each matter required thereunder to be consented to or approved by, or acceptable or satisfactory to, such Lender, unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
Section 5.02        Conditions to all Borrowings. The obligation of each Lender to honor any Request for Borrowing from any Borrower, whether on the Closing Date or after the Closing Date during the Availability Period, is subject to the following conditions precedent:
(a)    The representations and warranties of such Borrower contained in Article VI (other than in Section 6.05(c) and Section 6.06) or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct, in all material respects, on, and as of, the date of such Borrowing (other than any representation and warranty that is expressly qualified by materiality, in which case, such representation and warranty shall be true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case, they shall be true and correct, in all material respects (other than any representation and warranty that is expressly qualified by materiality, in which case, such representation and warranty shall be true and correct in all respects), as of such earlier date (and except that, for purposes of this Section 5.02, the representations and warranties contained in Section 6.05(a) and Section 6.05(b) shall be deemed to refer to the most recent statements furnished pursuant to Section 7.01(a) and Section 7.01(b), respectively).
(b)    No Default shall exist, or would result from such proposed Borrowing or from the application of the proceeds thereof, with respect to such Borrower.
(c)    The Administrative Agent and, if applicable, the Swing Line Lender shall have received a Request for Borrowing from such Borrower in accordance with the requirements hereof.

Each Request for Borrowing submitted by any Borrower shall be deemed to be a representation and warranty that the conditions specified in each of Section 5.02(a) and Section 5.02(b) have been satisfied on, and as of, the date of the applicable Borrowing.
ARTICLE VI.

REPRESENTATIONS AND WARRANTIES
Each Borrower hereby represents and warrants to the Administrative Agent and the Lenders that:
Section 6.01        Existence, Qualification and Power. Each Borrower and each Principal Subsidiary thereof (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business, and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified, and is licensed and in good standing, under the Laws of each jurisdiction where its ownership, lease or operation of properties, or the conduct of its business, requires such qualification or license, and (d) is in compliance with all Laws, except, in each case of the foregoing clauses (b)(i), (c) or (d), to the extent that failure to do so would not have a Material Adverse Effect.
Section 6.02        Authorization; No Contravention. The execution, delivery and performance by each Borrower of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not: (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with, or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under, (i) any Contractual Obligation to which such Person is a party, or affecting such Person, or the properties of such Person or any of its Principal Subsidiaries, or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law. Each Borrower and each of its Principal Subsidiaries is in compliance with all Contractual Obligations referred to in the foregoing clause (b)(i), except to the extent that failure to do so would not have a Material Adverse Effect.
Section 6.03        Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to or filing with, any Governmental Authority (including, without limitation, FERC and DPU) is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Borrower of this Agreement or any other Loan Document, other than those approvals, consents or filings already obtained or made and in full force and effect.
Section 6.04        Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Borrower. This Agreement constitutes, and each other Loan Document, when so delivered, will constitute, a legal, valid and binding obligation of each Borrower, enforceable against each Borrower that is party thereto in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity.
Section 6.05        Financial Statements; No Material Adverse Effect.
(a)    The Audited Financial Statements: (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present, in all material respects, the financial condition of Eversource and its Subsidiaries as of the date thereof, and their results of operations for the period covered thereby, in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show, to the extent required by

GAAP, all material indebtedness and other liabilities, direct or contingent, of Eversource and its Subsidiaries as of the date thereof, including, without limitation, liabilities for taxes, material commitments and Indebtedness.
(b)    The Interim Financial Statements: (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present, in all material respects, the financial condition of Eversource and its Subsidiaries as of the date thereof, and their results of operations for the period covered thereby, subject, in each case of the foregoing clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
(c)    Since December 31, 2019, there has been no event or circumstance, either individually or in the aggregate, that has had a Material Adverse Effect, except as specifically disclosed in the Disclosure Documents.
Section 6.06        Litigation. There are no actions, suits, proceedings, or disputes pending, or, to the knowledge of any Responsible Officer of any Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any of the Borrowers or any of their respective Principal Subsidiaries, or against any of their respective properties or revenues, that: (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby; or (b) could reasonably be expected to have a Material Adverse Effect, except as specifically disclosed in the Disclosure Documents.
Section 6.07        No Default. None of the Borrowers and their respective Principal Subsidiaries is in default under, or with respect to, any indebtedness for borrowed money in excess of the Threshold Amount. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
Section 6.08        Ownership of Property; Liens. Each of the Borrowers and their respective Principal Subsidiaries have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, have a Material Adverse Effect. As of the date of this Agreement, each of the Borrowers and their respective Principal Subsidiaries enjoy peaceful and undisturbed possession under all leases of real property on which facilities operated by it are situated, and all such leases are valid and subsisting and in full force and effect. The property of each of the Borrowers and their respective Principal Subsidiaries is subject to no Liens, other than Liens permitted by Section 8.01.
Section 6.09        Environmental Compliance. Each of the Borrowers and their Principal Subsidiaries conduct, in the ordinary course of business, a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and, as a result thereof, each Borrower has reasonably concluded that such Environmental Laws and claims would not, individually or in the aggregate, have a Material Adverse Effect.
Section 6.10        Insurance. The properties of each of the Borrowers and their respective Principal Subsidiaries are insured with financially sound and reputable insurance companies that are not Affiliates of any Borrower, in such amounts, with such deductibles, and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Borrower or the applicable Principal Subsidiary operates. All of such policies: (a) are in full force and effect; (b) are sufficient for compliance by each of the Borrowers and their respective Principal Subsidiaries with all written agreements or instruments to which such Borrower or any such Principal Subsidiary is a party, and all requirements of applicable Law; (c) provide that they will remain in full force and effect through the respective dates set forth in such policies; and (d) will not, in any way, be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. None of the Borrowers and their respective

Principal Subsidiaries are in default with respect to its or their obligations under any of such insurance policies, and none of the foregoing have received any notification of cancellation of any such insurance policies.
Section 6.11        Taxes. The Borrowers and their respective Principal Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them, or any of their respective properties, income or assets, otherwise due and payable, except: (a) those that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP; and (b) those where the failure to file or pay would not have a Material Adverse Effect. There is no unpaid tax claimed by any governmental Authority to be due against any of the Borrowers or any of their respective Principal Subsidiaries that would, if made, have a Material Adverse Effect. As of the Closing Date, none of the Borrowers and their respective Principal Subsidiaries is party to any tax sharing agreements, other than as set forth on Schedule 6.11.
Section 6.12        ERISA Compliance.
(a)    Except as would not reasonably be likely to result in a Material Adverse Effect, each Plan is in compliance, in all material respects, with the applicable provisions of ERISA, the Internal Revenue Code, and other applicable federal or state Laws. Each Pension Plan that is intended to be a qualified Plan under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Internal Revenue Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code, or an application for such a letter is currently being processed by the Internal Revenue Service with respect thereto. To the best knowledge of each Responsible Officer of each Borrower, nothing has occurred that has not been, or cannot be, corrected that would prevent, or cause the loss of, such tax-qualified status.
(b)    There are no pending, or, to the best knowledge of each Responsible Officer of each Borrower, threatened, claims, actions or lawsuits, or action by any Governmental Authority with respect to any Plan that would reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted, or would reasonably be expected to result, in a Material Adverse Effect.
(c)     (i) No ERISA Event has occurred, or is reasonably expected to occur, and no Responsible Officer of any Borrower, nor any ERISA Affiliate, is aware of any fact, event or circumstance that could reasonably be expected to constitute, or result in, an ERISA Event with respect to any Pension Plan; (ii) each Borrower, and, to the best knowledge of each Responsible Officer of each Borrower, each ERISA Affiliate, has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) no Borrower nor any ERISA Affiliate has incurred any liability to the PBGC, other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) no Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.
(d)    No Borrower is, or will be, using “plan assets” (within the meaning of 29 CFR §–2510.3–101, as modified by Section 3(42) of ERISA) of one (1) or more Benefit Plans in connection with the Loans or the Revolving Commitments.
Section 6.13        Subsidiaries. As of the Closing Date, none of the Borrowers has any Principal Subsidiaries, other than those specifically disclosed on Schedule 6.13, and all of the outstanding Equity Interests entitled to vote for the election of directors or other governing Persons in such Principal Subsidiaries have been validly issued, are fully paid and non-assessable, and are owned by such Borrower in the amounts specified on Schedule 6.13, free and clear of all Liens. All of the outstanding Equity Interests entitled to vote in each Borrower have been validly issued and are fully paid and non-assessable, and the Equity Interests of each Borrower (other than Eversource) are owned by Eversource to the extent specified, as of the Closing Date, on Schedule 6.13, free and clear of all Liens.
Section 6.14        Use of Proceeds; Margin Regulations; Investment Company Act.
(a)    The proceeds of the Loans will be used for working capital, capital expenditures and other general corporate purposes (including, without limitation, the repayment of Indebtedness). The proceeds of the Loans will not be used in any way that would violate the provisions of Regulation U or Regulation X. No Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock.
(b)    None of the Borrowers and their respective Subsidiaries is a “registered investment company” or an “affiliated company” or a “principal underwriter” of a “registered investment company”, as such terms are defined in the Investment Company Act.
Section 6.15        Disclosure. Each Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Principal Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by, or on behalf of, any Borrower to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement, or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished), contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the Closing Date, to the extent that any Borrower qualifies as a “legal entity customer” pursuant to the Beneficial Ownership Regulation, the information included in the applicable Beneficial Ownership Certification is true and correct in all respects.
Section 6.16        Compliance with Laws. Each of the Borrowers and their respective Principal Subsidiaries are in compliance, in all material respects, with the requirements of all applicable Laws and all orders, writs, injunctions and decrees applicable to it or to any of its properties, except in such instances in which: (a) such requirement of applicable Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith, either individually or in the aggregate, would not have a Material Adverse Effect.
Section 6.17        Solvency. Each Borrower, together with its Subsidiaries on a consolidated basis, are on the Closing Date, and, upon the incurrence of any Borrowing on any date on which this representation and warranty is made, will be, Solvent.
Section 6.18        Taxpayer Numbers and Other Information. Each Borrower’s (a) true and correct U.S. taxpayer identification number, (b) full legal name, (c) state of incorporation, formation or organization (as the case may be), and (d) address of its principal place of business, are set forth on Schedule 6.18.
Section 6.19        Sanctions Concerns; Anti-Corruption Laws.

(a)    Sanctions Concerns. No Borrower, nor any Subsidiary of any Borrower, nor, to the knowledge of any Responsible Officer of any of the Borrowers and their respective Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is: (i) currently the subject or target of any Sanctions; (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority; or (iii) located, organized or resident in a Designated Jurisdiction so as to result in a violation of Sanctions.
(b)    Anti-Corruption Laws. Each of the Borrowers and their respective Subsidiaries, and, to the knowledge of any Responsible Officer of any of the Borrowers and their respective Subsidiaries, all directors, officers, employees, agents, affiliates and representatives thereof, have conducted their business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
Section 6.20        Affected Financial Institutions. No Borrower is an Affected Financial Institution.
Section 6.21        Beneficial Ownership Regulation. With respect to any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, as of the Closing Date, the information included in the applicable Beneficial Ownership Certification is true and correct in all respects.
ARTICLE VII.

AFFIRMATIVE COVENANTS
So long as any Lender shall have any Revolving Commitment hereunder, or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, each of the Borrowers hereby agree that it shall, and shall (except in the case of the covenants set forth in Section 7.01, Section 7.02, and Section 7.03) cause each of its Principal Subsidiaries to:
Section 7.01        Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:
(a)    with respect to each Borrower, as soon as available, but, in any event, within one-hundred five (105) calendar days after the end of each fiscal year of such Borrower, a consolidated balance sheet of such Borrower and its Subsidiaries as of the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth, in each case in comparative form (where applicable), the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally-recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and to the effect that such financial statements have been prepared in accordance with GAAP applied on a basis consistent with prior years (except as to changes with which such accountants concur and which shall be disclosed in the notes thereto or in a letter) and fairly present, in all material respects, the financial condition of such Borrower and its Subsidiaries at the dates thereof, and the results of its consolidated operations for the periods covered thereby; provided, that, notwithstanding anything to the contrary in the foregoing, the financial statements described in this clause (a) required to be delivered by Eversource Gas with respect to the fiscal year ending December 31, 2020 shall not be required to be audited or accompanied by such a report and opinion of an independent certified public accountant, so long as such financial statements are certified by a Responsible Officer of Eversource Gas as fairly presenting, in all material respects, the financial condition, results of operations, shareholders’ equity and cash flows of Eversource Gas and its Subsidiaries in accordance with GAAP; and
(b)    with respect to each Borrower, as soon as available, but, in any event, within fifty (50) calendar days after the end of each of the first (1st) three (3) fiscal quarters of each fiscal year of such Borrower, a consolidated balance sheet of such Borrower and its Subsidiaries as of the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter, and for the portion of such Borrower’s fiscal year then ended, setting forth, in each case in comparative form (where applicable), the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of such Borrower as fairly presenting, in all material respects, the financial condition, results of operations, shareholders’ equity and cash flows of such Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
As to any information contained in materials furnished pursuant to Section 7.02(d), no Borrower shall be separately required to furnish such information under the foregoing clauses (a) or (b), but the foregoing shall not be in derogation of the obligation of each Borrower to furnish the information and materials described in the foregoing clauses (a) and (b) at the times specified therein. For purposes of clarity, in the event that any Borrower merges with or into another entity and is not the surviving Person, dissolves, or otherwise ceases to have a legal existence, then the financial delivery requirements in this Section 7.01 shall no longer apply to such Borrower.
Section 7.02        Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:
(a)    concurrently with the delivery of the financial statements referred to in each of Section 7.01(a) and Section 7.01(b), a certificate, substantially in the form of Exhibit 7.02(a), signed by a Responsible Officer of each of the Borrowers (the “Compliance Certificate”): (i) stating that no Default or Event of Default has occurred and is continuing on the date of such certificate, and, if a Default or an Event of Default has then occurred and is continuing, specifying the details thereof and the action(s) that such Borrower has taken, or proposes to take, with respect thereto; (ii) setting forth, in reasonable detail, computations evidencing compliance with the financial covenant set forth in Section 8.06, determined as of the last day of the fiscal quarter immediately preceding the fiscal quarter in respect of which such certifications are to be delivered pursuant to this clause (a); and (iii) stating whether any change in GAAP, or the application thereof, has occurred since the date of the most recently-delivered financial statements pursuant to Section 7.01(a) (or, if no such financial statements have been delivered pursuant to Section 7.01(a), since (A) the date of the Audited Financial Statements, with respect to Eversource, and (B) May 28, 2020, with respect to Eversource Gas), and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
(b)    concurrently with the delivery of the financial statements referred to in each of Section 7.01(a) and Section 7.01(b), a copy of the certification (if any), signed by the principal executive officer and the principal financial officer of each Borrower (each, a “Certifying Officer”), as required by SEC Rule 13A–14 under the Securities Exchange Act, and a copy of the internal controls disclosure statement by such Certifying Officer as required by SEC Rule 13A–15 under the Securities Exchange Act, each as included in such Borrower’s Annual Report on SEC Form 10–K or Quarterly Report on SEC Form 10–Q, as the case may be, for the applicable fiscal period;

(c)    contemporaneously with the filing or mailing thereof, copies of all financial statements sent by each Borrower to shareholders and all reports, notices, proxy statements or other communications sent by such Borrower to its shareholders, and all reports under Section 12, Section 13 and Section 14, and under any rules promulgated with respect to such sections (including, without limitation, all reports on SEC Form 8–K, SEC Form 10–K and SEC Form 10–Q, along with all amendments and supplements thereto), of the Securities and Exchange Act, all SEC Schedule 13D and SEC Schedule 13G filings and all amendments thereto, and registration statements filed by such Borrower with any securities exchange, or with the SEC (or any successor agency);
(d)    promptly, and, in any event, within five (5) Business Days after receipt thereof by any Borrower or any Subsidiary thereof, copies of each formal notice received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation, or possible investigation or other inquiry, by such agency regarding financial or other operational results of such Borrower or such Subsidiary thereof that could reasonably be expected to result in a Material Adverse Effect;
(e)    promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act and, if any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Beneficial Ownership Regulation; and
(f)    promptly, such additional information regarding the business, financial or corporate affairs of any Borrower or any Principal Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.
Documents required to be delivered pursuant to Section 7.01(a), Section 7.01(b) or Section 7.02(d) (to the extent that any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which (i) Eversource or the applicable Borrower posts such documents, or provides a link thereto on Eversource’s or such Borrower’s website on the Internet at the website address listed on Schedule 11.02, or (ii) such documents are posted on Eversource’s or such Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that, (A) each Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests such Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (B) each Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent, by electronic mail, electronic versions (i.e., soft copies) of such documents. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery, or to maintain copies, of the documents referred to above, and, in any event, shall have no responsibility to monitor compliance by any Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
Each Borrower hereby acknowledges that: (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders materials and/or information provided by, or on behalf of, such Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on SyndTrak or another similar electronic system (the “Platform”); and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to such Borrower or its securities) (each, a “Public Lender”). Each Borrower hereby agrees that: (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC”, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first (1st) page thereof; (ii) by marking Borrower Materials “PUBLIC”, such Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to such Borrower or its securities for purposes of U.S. Federal and state securities laws; (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (iv) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”.
Section 7.03        Notices. Promptly notify the Administrative Agent and each Lender of:
(a)    the occurrence of any Default;
(b)    any matter that has resulted, or could reasonably be expected to result, in a Material Adverse Effect, including, without limitation, as a result of: (i) breach or non-performance of, or any default under, any Contractual Obligation of any Borrower or any Principal Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between any Borrower or any Principal Subsidiary, on the one hand, and any Governmental Authority, on the other hand; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Borrower or any Principal Subsidiary, including, without limitation, pursuant to any applicable Environmental Laws;
(c)    the occurrence of any ERISA Event;
(d)    any announcement by Moody’s and/or S&P of any change in a credit rating (whether a Borrower Unsecured Debt rating, a Borrower Secured Debt rating, a long-term corporate/issuer rating or otherwise) that is used to determine the Reference Rating for any Borrower; and
(e)    with respect to any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, any change in the information provided in the applicable Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in part (c) or part (d) of such Beneficial Ownership Certification.
Each notice delivered, or required to be delivered, pursuant to this Section 7.03 shall be accompanied by a statement of a Responsible Officer of the applicable Borrower setting forth details of the occurrence referred to therein and stating what action such Borrower has taken, and/or proposes to take, with respect thereto. Each notice delivered, or required to be delivered, pursuant to the foregoing clause (a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
Section 7.04        Payment of Taxes. Pay and discharge, as the same shall become due and payable, all its tax liabilities, assessments and governmental charges or levies upon it or any of its properties and/or assets (including, without limitation, all lawful claims which, if unpaid, would by applicable Law become a Lien upon its property and/or assets), unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Borrower or such Subsidiary, except, in each case of the foregoing, where the failure to pay such amounts would not have a Material Adverse Effect.
Section 7.05        Preservation of Existence, Etc. (a) Preserve, renew and maintain, in full force and effect, its legal existence and good standing under the Laws of the jurisdiction of its organization, except in a transaction permitted by Section 8.02; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would not have a Material Adverse Effect.

Section 7.06        Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, (b) make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so would not have a Material Adverse Effect, and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities; provided, that, in each case of the foregoing clauses (a), (b), and (c), none of the Borrowers and Principal Subsidiaries will be prevented from discontinuing the operation and maintenance of any such properties if such discontinuance is, in the reasonable judgment of such Borrower or Principal Subsidiary, as the case may be, desirable in the operation or maintenance of its business and would not result, or be reasonably likely to result, in a Material Adverse Effect.
Section 7.07        Maintenance of Insurance. Maintain, with financially sound and reputable insurance companies that are not Affiliates of any Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types, and in such amounts, as are customarily carried under similar circumstances by such other Persons.
Section 7.08        Compliance with Laws. Comply (a) with the Patriot Act, the Beneficial Ownership Regulation (to the extent that any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation), OFAC rules and regulations, and all Sanctions and laws related thereto, (b) in all material respects, with the requirements of all other applicable Laws (including, without limitation, Environmental Laws and anti-money laundering laws) applicable to it or to its business or property, except in such instances in which such requirement of applicable Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, (c) all material provisions of its charter documents, by-laws, operating agreement, certificate and other constituent documents, as applicable, and (d) all material applicable decrees, orders, and judgments; except, solely in each case of the foregoing clauses (b) and (c), where the failure to so comply would not have a Material Adverse Effect.
Section 7.09        Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made, of all financial transactions and matters involving the assets and business of such Borrower or such Principal Subsidiary, as the case may be, in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Borrower or such Subsidiary, as the case may be.
Section 7.10        Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the applicable Borrower.
Section 7.11        Use of Proceeds. Use the proceeds of the Borrowings for working capital, capital expenditures and other general corporate purposes (including, without limitation, the repayment of Indebtedness) not in contravention of any applicable Law or of any Loan Document. The proceeds of the Loans will not be used in any way that would violate the provisions of Regulation U or Regulation X.
Section 7.12        Further Assurances. (a) Promptly execute and deliver, or cause to be promptly executed and delivered, all further instruments and documents, and take, and cause to be taken, all further actions, that may be necessary, or that the Required Lenders, through the Administrative Agent, may reasonably request, to enable the Lenders and the Administrative Agent to carry out, to their reasonable satisfaction, the transactions contemplated by this Agreement, to enforce the terms and provisions of this Agreement, and to exercise their rights and remedies hereunder or under the Notes; and (b) use all commercially reasonable efforts to duly obtain governmental approvals required in connection with this Agreement from time to time on or prior to such date, as the same may become legally required, and thereafter to maintain all such governmental approvals in full force and effect.
Section 7.13        Conduct of Business. Except as permitted by Section 8.02, conduct its primary business in substantially the same manner, and in substantially the same fields, as such business is conducted on the date hereof.
Section 7.14        Governmental Approvals. Duly obtain, on or prior to such date as the same may become legally required, and thereafter maintain in effect at all times, all Governmental Approvals on its part to be obtained, except, in the case of those Governmental Approvals referred to in clause (b) of the definition of “Governmental Approval” in Section 1.01, (a) those the absence of which could not reasonably be expected to result in a Material Adverse Effect, and (b) those that such Borrower or such Principal Subsidiary is diligently attempting in good faith to obtain, renew or extend, or the requirement for which such Borrower or such Principal Subsidiary is contesting in good faith by appropriate proceedings or by other appropriate means; provided, that, the exception set forth in the foregoing clause (b), shall be available only if, and for so long as, such attempt or contest, and any delay resulting therefrom, could not reasonably be expected to result in a Material Adverse Effect.
Section 7.15        Anti-Corruption Laws. Conduct its business in compliance with the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions, and maintain policies and procedures designed to promote and achieve compliance with such Laws.
ARTICLE VIII.

NEGATIVE COVENANTS
So long as any Lender shall have any Revolving Commitment hereunder, or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, each of the Borrowers hereby agrees that it shall not, nor shall it permit any of its Principal Subsidiaries to (except in the case of the covenant set forth in Section 8.06, which shall apply only to the Borrowers), directly or indirectly:
Section 8.01        Liens. Create, incur, assume, or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
(a)    Liens granted, incurred or existing in the ordinary course of business not in connection with the borrowing of money or the obtaining of credit;
(b)    Liens arising in connection with the sale of accounts receivable;
(c)    Liens existing on acquired property at the time of acquisition thereof by such Borrower or Subsidiary, which liens do not extend to any property other than such acquired properties;
(d)    any purchase money Lien or construction mortgage on assets hereafter acquired or constructed by a Borrower or any Subsidiary, and any Lien on any assets existing at the time of acquisition thereof by a Borrower or a Subsidiary, or created within one hundred eighty (180) days from the date of completion of such acquisition or construction; provided, that, such Lien or construction mortgage shall, at all times, be confined solely to the assets so acquired or constructed, and any additions thereto;
(e)    Liens existing on the date hereof and disclosed on Schedule 8.01;

(f)    Liens created by the First Mortgage Indentures, so long as, by the terms thereof, no “event of default” (howsoever designated) in respect of any bonds issued thereunder will arise upon the occurrence of a Default or Event of Default hereunder;
(g)    with respect to any Subsidiary that is party to a First Mortgage Indenture, “Permitted Liens” or “Permitted Encumbrances” under the First Mortgage Indenture to which such Subsidiary is a party, in each case of the foregoing, to the extent that such Liens do not secure Indebtedness of such Subsidiary;
(h)    Liens resulting from legal proceedings being contested in good faith by appropriate legal or administrative proceedings by any Borrower or any Subsidiary thereof, and as to which such Borrower or such Subsidiary, to the extent required by GAAP, shall have set aside on its books adequate reserves;
(i)    Liens created in favor of the other contracting party in connection with advance or progress payments;
(j)    any Liens in favor of any Governmental Authority, or trustee acting on behalf of holders of obligations issued by any Governmental Authority or any financial institutions lending to, or purchasing obligations of, any Governmental Authority, which Liens are created or assumed for the purpose of financing all or part of the cost of acquiring or constructing the property subject thereto;
(k)    Liens resulting from conditional sale agreements, capital leases, or other title retention agreements;
(l)    with respect to sewage facility and pollution control bond financings, Liens on funds, accounts, and other similar intangibles of any Borrower or any Subsidiary thereof created or arising under the relevant indenture, pledges of the related loan agreement with the relevant issuing authority, and pledges of any Borrower’s or any Subsidiary’s interest, if any, in any bonds issued pursuant to such financings, to a letter of credit bank, bond issuer or similar credit enhancer;
(m)    Liens granted on accounts receivable and Regulatory Assets in connection with financing transactions, whether denominated as sales or borrowings;
(n)    Liens on the assets of, the stock issued by or other equity of, any Subsidiary of any Borrower created to hold generating or transmission assets, if such Liens are created to secure Indebtedness that is: (i) non-recourse to such Borrower; and (ii) incurred to acquire, construct or otherwise develop such generating or transmission assets;
(o)    Liens created to secure Indebtedness of a transmission company Subsidiary of any Borrower with respect to assets transferred to such transmission company by another Subsidiary of such Borrower;
(p)    any extension, renewal or replacement of any Liens permitted by any of the foregoing clauses (c), (d), (e), (f), (g), (k), (l), (m) and (n); provided, that, (i) the principal amount of Indebtedness secured thereby shall not, at the time of such extension, renewal or replacement, exceed the principal amount of Indebtedness so secured, and (ii) such extension, renewal or replacement shall be limited to all, or a part, of the property that secured the Lien so extended, renewed or replaced, or to other property and/or assets of no greater value than the property and/or assets that secured the Lien so extended, renewed or replaced;
(q)    Liens on the assets of any Borrower and/or any of its Principal Subsidiaries granted by such Borrower and/or its Principal Subsidiaries to secure long term Indebtedness of such Borrower (exclusive of those Liens granted pursuant to any of the foregoing clauses (c), (d), (e), (f), (g), (k), (l), (m), (n) and (o)); provided, that, at the time of granting such Liens (and after giving effect thereto), the aggregate amount of all such long term Indebtedness of all of the Borrowers and their respective Principal Subsidiaries, taken together, shall not exceed Seven-Hundred Million Dollars ($700,000,000); and
(r)    Stranded Cost Recovery Obligations securitization transactions.
Section 8.02        Fundamental Changes. Merge, amalgamate, dissolve, liquidate, wind-up or consolidate (or suffer any liquidation or dissolution) with or into another Person, or dispose of (whether in a single transaction or a series of transactions) all, or substantially all, of its assets (including, without limitation, Equity Interests in Subsidiaries) (whether now owned or hereafter acquired) to, or in favor of, any Person, unless:
(a)    a Subsidiary of Eversource merges, amalgamates or consolidates with Eversource or any other Subsidiary of Eversource, provided, that: (i) if Eversource is party to such transaction, Eversource shall be the surviving entity in such transaction; (ii) if Eversource Gas is a party to such transaction, Eversource Gas shall be the surviving entity in such transaction, or, if a Subsidiary other than Eversource Gas is the surviving entity in such transaction, such Subsidiary shall (A) be a Domestic Subsidiary, and (B) expressly assume, by an amendment to this Agreement in form satisfactory to the Administrative Agent, the Obligations under, and due and punctual performance of, this Agreement; and (iii) in the event that a Subsidiary is the surviving entity in such transaction, such Subsidiary shall be deemed to be, and shall be at all times thereafter, a “Principal Subsidiary” as defined in Section 1.01;
(b)    a Subsidiary of Eversource liquidates or dissolves into, or makes an asset disposition to, Eversource or any Subsidiary of Eversource, provided, that: (i) if Eversource is party to such transaction, Eversource shall be the entity into which assets are transferred; (ii) if Eversource Gas is a party to such transaction, Eversource Gas shall be the entity into which assets are transferred in such transaction, or, if a Subsidiary other than Eversource Gas is the surviving entity into which assets are transferred in such transaction, such Subsidiary shall (A) be a Domestic Subsidiary, and (B) expressly assume, by an amendment to this Agreement in form satisfactory to the Administrative Agent, the Obligations under, and due and punctual performance of, this Agreement; and (iii) in the event that a Subsidiary is the entity to which assets are transferred, such Subsidiary shall be deemed to be, and shall be at all times thereafter, “Principal Subsidiary” as defined in Section 1.01;
(c)    all corporate and regulatory approvals therefor have been received;
(d)    no Default or Event of Default would exist hereunder after giving effect to such transaction; and
(e)    the senior unsecured debt ratings of S&P and Moody’s (i) with respect to Eversource, if Eversource is the surviving entity in a transaction permitted under the foregoing clauses (a) or (b), and (ii) to the extent applicable, with respect to (A) the Principal Subsidiary that is the surviving entity in a transaction permitted under the foregoing clause (a), (B) the entity to which assets are transferred in a transaction permitted under the foregoing clause (b), and (C) the Principal Subsidiary disposing of assets to a Person other than Eversource or any of its Subsidiaries in a transaction permitted under the foregoing clause (b), in each case of the foregoing clauses (e)(i) and (e)(ii), after giving effect to such transaction, shall be at least “BBB-” and “Baa3”, respectively.
Notwithstanding anything to the contrary in the foregoing, any disposition of assets permitted by the foregoing provisions of this Section 8.02 to a Person other than Eversource and its Subsidiaries may be consummated by way of merger, amalgamation or consolidation.

Section 8.03        Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by such Borrower and/or such Subsidiary on the date hereof, or any business substantially related or incidental thereto.
Section 8.04        Transactions with Affiliates and Insiders. Enter into any transaction of any kind with any officer, director or Affiliate of any Borrower, whether or not in the ordinary course of business, other than: (a) except as otherwise specifically limited in this Agreement, transactions that are on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than such an officer, director or Affiliate; (b) any transaction for which such Borrower or Subsidiary has obtained the approval of the DPU; (c) immaterial incidental transactions among Borrower and its Affiliates that are substantially on arm’s length basis, such as cash management, facility sharing, tax sharing, management services, or other overhead sharing matters; (d) intercompany transactions (including, without limitation, loans and advances and the provision of services) not otherwise prohibited under this Agreement or required under the U.S. Federal Power Act and the rules of FERC or state utility commissions, in each case of the foregoing, to the extent applicable thereto; (e) normal and reasonable compensation and reimbursement expenses of officers and directors in the ordinary course of business; and (f) Stranded Cost Recovery Obligations securitization transactions.
Section 8.05        Use of Proceeds. Use the proceeds of any Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
Section 8.06        Consolidated Indebtedness to Capitalization Ratio. With respect to each Borrower, permit the Consolidated Indebtedness to Capitalization Ratio of such Borrower, as of the end of any fiscal quarter of such Borrower, to be greater than 0.65:1.00.
Section 8.07        Compliance with ERISA. (a) Terminate, or permit any of its ERISA Affiliates to terminate, any Pension Plan so as to result in any direct liability of such Borrower or any Principal Subsidiary to the PBGC in an amount greater than the Threshold Amount, or (b) permit to exist any occurrence of any Reportable Event that, alone or together with any other Reportable Event with respect to the same or another Pension Plan, has a reasonable possibility of resulting in direct liability of such Borrower or any Subsidiary to the PBGC in an aggregate amount in excess of the Threshold Amount, or any other event or condition that presents a material risk of such a termination by the PBGC of any Pension Plan, or that has a reasonable possibility of resulting in a liability of such Borrower or any Subsidiary to the PBGC or a Multiemployer Plan, in an aggregate amount in excess of the Threshold Amount.
Section 8.08        Interests in Nuclear Plants. Acquire any nuclear plant, or any interest therein, not held on the date hereof, other than so called “power entitlements” acquired for use in the ordinary course of business.
Section 8.09        Financing Agreements. With respect to each Borrower only, permit any Principal Subsidiary to enter into any agreement, contract, indenture or similar obligation, or to issue any security (each of the foregoing being referred to, collectively, as “Financing Agreements”), that is not in effect on the date hereof, or amend or modify any existing Financing Agreement, if the effect of such Financing Agreement (or amendment or modification thereof) is to impose any additional restriction that is not in effect on the date hereof on the ability of such Principal Subsidiary to pay dividends to the applicable Borrower; provided, that, the foregoing shall not restrict the right of any Principal Subsidiary of any Borrower created to hold generating or transmission assets to enter into any such Financing Agreement in connection with the incurrence of Indebtedness that (i) is non-recourse to such Borrower, and (ii) is incurred to acquire, construct or otherwise develop generating or transmission assets.

Section 8.10        Sanctions. Directly or indirectly, use any Borrowing or the proceeds of any Borrowing, or lend, contribute or otherwise make available such Borrowing or the proceeds of any Borrowing to any Person, to fund any activities of, or business with, any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including, without limitation, any Person participating in the transaction, whether as Lender, Arranger, Administrative Agent, Swing Line Lender, or otherwise) of Sanctions.
Section 8.11        Anti-Corruption Laws. Directly or indirectly, use any Borrowing, or the proceeds of any Borrowing, for any purpose that would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or any other similar anti-corruption legislation in other jurisdictions.
ARTICLE IX.

EVENTS OF DEFAULT AND REMEDIES
Section 9.01        Events of Default. Any of the following shall constitute an “Event of Default” with respect to any particular Borrower:
(a)    Non-Payment. Such Borrower fails to pay: (i) when and as required to be paid herein, any amount of principal of any Loan; or (ii) within five (5) calendar days after the same becomes due, any interest on any Loan, or any fee due hereunder; or (iii) within five (5) calendar days after the same becomes due, any other amount payable hereunder or under any other Loan Document, whether at the stated maturity or any accelerated date of maturity or at any other date fixed for payment; or
(b)    Specific Covenants. Such Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, Section 7.02(a), Section 7.03(a) Section 7.05, Section 7.10, Section 7.11 or Article VIII; or
(c)    Other Defaults. Such Borrower fails to perform or observe any other covenant or agreement (that is not specified in the foregoing clauses (a) or (b)) contained in any Loan Document on its part to be performed or observed, and such failure continues for thirty (30) calendar days after written notice from the Administrative Agent; or
(d)    Representations and Warranties. Any representation or warranty, made or deemed made by, or on behalf of, such Borrower or any Principal Subsidiary herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith, shall be incorrect or misleading in any material respect (or, with respect to any representation and warranty that is expressly qualified by materiality, in any respect) when made or deemed made; or
(e)    Cross-Default. (i) Such Borrower or any Principal Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, and after giving effect to applicable grace periods) in respect of any Indebtedness (other than (I) Indebtedness of such Borrower under this Agreement, but including, with respect to Eversource, Indebtedness of its Principal Subsidiaries hereunder, and (II) Indebtedness under Swap Contracts) having an aggregate principal amount (including, without limitation, undrawn committed or available amounts, and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to be demanded (or commitments to lend with respect to such Indebtedness to be terminated) or to become due, or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, in each case of the foregoing, prior to its stated maturity, or cash collateral in respect thereof to be demanded; or (ii) there occurs, under any Swap Contract, an Early Termination Date (or substantially similar term, as defined in such Swap Contract) resulting from an event of default under such Swap Contract as to which such Borrower or any Principal Subsidiary is the Defaulting Party (or substantially similar term, as defined in such Swap Contract), with respect to which the Swap Termination Value owed by such Borrower or such Principal Subsidiary as a result thereof is greater than the Threshold Amount; or
(f)    Insolvency Proceedings, Etc. Such Borrower or any of its Principal Subsidiaries: (i) institutes, or consents to the institution of, any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or (ii) applies for, or consents to the appointment of, any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it, or for all, or any material part, of its property; or (iii) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person, and the appointment continues undischarged or unstayed for a period of ninety (90) calendar days; or (iv) any proceeding under any Debtor Relief Law relating to any such Person, or to all, or any material part, of its property, is instituted without the consent of such Person and continues undismissed or unstayed for a period of ninety (90) calendar days, or an order for relief is entered in any such proceeding; or
(g)    Inability to Pay Debts; Attachment. (i) Such Borrower or any Principal Subsidiary becomes unable, or admits in writing its inability, or fails generally, to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all, or any material part, of the property of such Borrower and its Principal Subsidiaries that is not released, vacated or fully bonded within ninety (90) calendar days after the date of its issue or levy; or
(h)    Judgments. There is entered against such Borrower or any Principal Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount in excess of the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one (1) or more non-monetary final judgments that have, individually or in the aggregate, a Material Adverse Effect, and, in any such case of the foregoing clauses (h)(i) and (h)(ii): (A) enforcement proceedings are commenced by any creditor upon such judgment or order that are not stayed within thirty (30) calendar days; or (B) there is a period of thirty (30) consecutive calendar days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(i)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted, or could reasonably be expected to result, in direct liability of such Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC, in an aggregate amount in excess of the Threshold Amount; or (ii) such Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
(j)    Invalidity of Loan Documents. (i) Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the obligations under this Agreement, ceases to be in full force and effect; or (ii) such Borrower or any other Person contests, in any manner, the validity or enforceability of any provision of any Loan Document; or (iii) such Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or
(k)    Change of Control. There occurs any Change of Control with respect to such Borrower.

Section 9.02        Remedies Upon Event of Default. If any Event of Default with respect to any Borrower occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions with respect to such Borrower:
(a)    declare the commitment of each Lender to make Loans to such Borrower to be terminated, whereupon such commitments and obligation shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable by such Borrower hereunder or under any other Loan Document, to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by such Borrower;
(c)    exercise, on behalf of itself and the Lenders, all rights and remedies against such Borrower and its property available to it and the Lenders under the Loan Documents;
provided, that, upon the occurrence of an actual or deemed entry of an order for relief with respect to such Borrower or any of its Principal Subsidiaries under the Bankruptcy Code, the obligation of each Lender to make Loans to such Borrower shall automatically terminate, and the unpaid principal amount of all outstanding Loans of such Borrower and all interest and other amounts as aforesaid of such Borrower shall automatically become due and payable, in each case of the foregoing, without further act of the Administrative Agent or any Lender.
Section 9.03        Application of Funds. After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations of any Borrower shall be applied by the Administrative Agent to the then outstanding Obligations of such Borrower in the following order:
(a)    First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including, without limitation, fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
(b)    Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including, without limitation, fees, charges and disbursements of counsel to the respective Lenders) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this Second clause payable to them;
(c)    Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this Third clause held by them;
(d)    Fourth, to payment of that portion of the Obligations constituting accrued and unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this Fourth clause held by them; and
(e)    Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to such Borrower or as otherwise required by applicable Law.
ARTICLE X.

ADMINISTRATIVE AGENT
Section 10.01        Appointment and Authority. Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents, and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article X are solely for the benefit of the Administrative Agent, and none of the Lenders or the Borrowers shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law; instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between the contracting parties.
Section 10.02        Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender, and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of banking, trust, financial, advisory, underwriting or other business with, any Borrower or any Subsidiary or other Affiliate thereof, as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice or consent of the Lenders with respect thereto.
Section 10.03        Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations, except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and its Related Parties:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or to exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that, the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law, or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;
(c)    shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclosure, to any Lender, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Borrowers or any of their Affiliates, that is communicated to, obtained by, or in the possession of any of the Administrative Agent, the Joint Lead Arrangers, or any of their respective Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein;

(d)    shall not be liable for any action taken, or not taken, by the Administrative Agent under, or in connection with, this Agreement or any other Loan Document, or the transactions contemplated hereby or thereby: (i) with the consent, or at the request, of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.01 and Section 9.02); or (ii) in the absence of its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction by a final, non-appealable judgment). The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to a Responsible Officer of the Administrative Agent by a Borrower or a Lender; and
(e)    shall not be responsible for, or have any duty or obligation to any Lender, any participant or any other Person to ascertain or inquire into: (i) any statement, warranty or representation made in, or in connection with, this Agreement or any other Loan Document; (ii) the contents of any certificate, report or other document delivered hereunder or thereunder, or in connection herewith or therewith; (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, or the occurrence of any Default; (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document; or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
Section 10.04        Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, without limitation, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that, by its terms, must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender, unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants, and other experts selected by it, and shall not be liable for any action taken, or not taken, by it in accordance with the advice of any such counsel, accountants or experts.
Section 10.05        Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one (1) or more sub-agents appointed by the Administrative Agent. The Administrative Agent, and any such sub-agent, may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article X shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents, except to the extent that a court of competent jurisdiction determines, in a final and non-appealable judgment, that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
Section 10.06        Resignation of Administrative Agent.
(a)    The Administrative Agent may, at any time, give notice of its resignation to the Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrowers so long as no Event of Default has occurred and continues, which consent shall not be unreasonably withheld, conditioned or delayed, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been appointed by the Required Lenders and shall have accepted such appointment within thirty (30) calendar days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided, that, in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof in Section 1.01, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrowers and such Person, remove such Person as the Administrative Agent, and, with the consent of the Borrowers so long as no Event of Default has occurred and continues, which consent shall not be unreasonably withheld, conditioned or delayed, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) calendar days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable): (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to, or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 10.06. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to, and become vested with, all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 10.06). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor, unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent Administrative Agent’s resignation (or removal) hereunder and under the other Loan Documents, the provisions of this Article X and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties, in respect of any actions taken, or omitted to be taken, by any of them (A) while the retiring Administrative Agent was acting as Administrative Agent, and (B) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including, without limitation, in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.
(d)    Any resignation by, or removal of, Bank of America as Administrative Agent pursuant to this Section 10.06 shall also constitute its resignation or removal, as the case may be, as Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder: (iii) such successor shall succeed to, and become vested with all of the rights, powers, privileges and duties of, the retiring Swing Line Lender; and (iv) the retiring Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents.

Section 10.07        Non-Reliance on the Administrative Agent, the Joint Lead Arrangers and the Other Lenders.
(a)    Each Lender expressly acknowledges that none of the Administrative Agent nor any Joint Lead Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or any Joint Lead Arranger hereafter taken, including, without limitation, any consent to, and acceptance of, any assignment or review of the affairs of any Borrower (or any Affiliate thereof) shall be deemed to constitute any representation or warranty by the Administrative Agent or any Joint Lead Arranger to any other Lender as to any matter, including, without limitation, as to whether the Administrative Agent or any Joint Lead Arranger has disclosed material information in their (or their Related Parties’) possession. Each Lender hereby represents to the Administrative Agent and each Joint Lead Arranger that it has, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger, any other Lender, or any Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the applicable Borrowers hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger, any other Lender, or any Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking, or not taking, action under, or based upon, this Agreement, any other Loan Document, or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and their Subsidiaries.
(b)    Each Lender hereby represents and warrants that: (i) (A) the Loan Documents set forth the terms of a commercial lending facility, and (B) such Lender is engaged in the making, acquiring or holding of commercial loans in the ordinary course, and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not, in any event, for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender hereby agrees not to assert a claim in contravention of the foregoing; and (ii) such Lender is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities as set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans, or to provide such other facilities, as the case may be, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.
Section 10.08        No Other Duties; Etc. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, none of the bookrunners, arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.
Section 10.09        Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition, or other judicial proceeding relative to any Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise, and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid, and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including, without limitation, any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel, and all other amounts due the Lenders and the Administrative Agent under Section 2.08 and Section 11.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims, and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent, and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.08 and Section 11.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to, or accept or adopt on behalf of any Lender, any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender, or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
Section 10.10        Lender ERISA Representations.
(a)    Each Lender (A) represents and warrants, as of the date on which such Person became a Lender party hereto, to, and (B) covenants, from the date on which such Person became a Lender party hereto to the date on which such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to, or for the benefit of, any Borrower, that at least one (1) of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA) of one (1) or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of, and performance of the Loans, the Revolving Commitments and/or this Agreement, as the case may be;
(ii)    the transaction exemption set forth in one (1) or more PTEs, such as PTE 84–14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95–60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90–1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91–38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96–23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Revolving Commitments and this Agreement;
(iii)     (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84–14); (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Revolving Commitments and this Agreement; (C) the entrance into, participation in, administration of and performance of the Loans, the Revolving Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84–14; and (D) to the best knowledge of any Responsible Officer of such Lender, the requirements of subsection (a) of Part I of PTE 84–14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Revolving Commitments and this Agreement; or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless the foregoing clause (a)(i) is true with respect to a Lender, or such Lender has provided another representation, warranty and covenant as provided in the foregoing clause (a)(iv), such Lender further (A) represents and warrants, as of the date on which such Person became a Lender party hereto, to, and (B) covenants, from the date on which such Person became a Lender party hereto to the date on which such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to, or for the benefit of, any Borrower, that none of the Administrative Agent or any Joint Lead Arranger, or any of their respective Affiliates, is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of, and performance of the Loans, the Revolving Commitments and/or this Agreement, as the case may be (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document, or any documents related to hereto or thereto).
ARTICLE XI.

MISCELLANEOUS
Section 11.01        Amendments, Etc. Subject to Section 3.03, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure therefrom by any Borrower, shall be effective unless in writing signed by the Required Lenders and the Borrowers and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, that:
(a)    no such amendment, waiver or consent shall:
(i)    extend or increase the Revolving Commitment of a Lender (or reinstate any Revolving Commitment terminated pursuant to Section 9.02) without the written consent of such Lender whose Revolving Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02, or of any Default or a mandatory reduction in Revolving Commitments, is not considered an extension or increase in Revolving Commitments of any Lender);
(ii)    postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them), or any scheduled or mandatory reduction of the Revolving Commitments hereunder or under any other Loan Document, in each case of the foregoing, without the written consent of each Lender entitled to receive such payment or whose Revolving Commitments are to be reduced, as the case may be;
(iii)    reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (i) of the final proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document, in each case of the foregoing, without the written consent of each Lender entitled to receive such payment of principal, interest, fees or other amounts; provided, that, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” in Section 1.01, or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(iv)    change any provision of this Section 11.01 or the definition of “Required Lenders” in Section 1.01, in each case of the foregoing, without the written consent of each Lender;
(v)    change the provisions of Section 2.12 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby, in each case of the foregoing, without the written consent of each Lender directly affected thereby;
(b)    unless also signed by the Swing Line Lender, no amendment, waiver or consent shall affect the rights or duties of the Swing Line Lender under this Agreement; and
(c)    unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;
provided, that, notwithstanding anything to the contrary herein: (i) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that, by its terms, requires the consent of all Lenders or each affected Lender, as the case may be, may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (A) the Revolving Commitment of any Defaulting Lender may not be increased or extended, nor any principal amount(s) owed to any Defaulting Lender reduced nor the final maturity thereof extended, in each case of the foregoing, without the consent of such Lender, and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender, as the case may be, that, by its terms, affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender; (iii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein; (iv) the Required Lenders shall determine whether or not to allow a Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding, and such determination shall be binding on all of the Lenders; (v) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, the Borrowers and the relevant Lenders providing such additional credit facilities (A) to add one (1) or more additional credit facilities to this Agreement, to permit the extensions of credit from time to time outstanding hereunder, and the accrued interest and fees in respect thereof, to share ratably in the benefits of this Agreement and the other Loan Documents, and the Loans and the accrued interest and fees in respect thereof, and to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, and (B) to change, modify or alter Section 2.12 or Section 9.03, or any other provision hereof relating to the pro rata sharing of payments among the Lenders, solely to the extent necessary to effectuate any of the amendments (or amendments and restatements) enumerated in this clause (v) and for no other purpose; and (vi) if, following the Closing Date, the Administrative Agent and the Borrowers, acting together, identify any ambiguity, omission, mistake, typographical error and/or other defect in any provision of this Agreement or any other Loan Document (including, without limitation, the schedules and exhibits hereto or thereto), then the Administrative Agent and the Borrowers shall be permitted to amend, restate, amend and restate, supplement and/or otherwise modify such provision to cure such ambiguity, omission, mistake, typographical error and/or other defect, and such amendment (or amendment and restatement, as the case may be) shall become effective without any further action or consent of any other party to this Agreement.
Section 11.02        Notices and Other Communications; Facsimile Copies.
(a)    Notices Generally. Except, in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to any Borrower, the Administrative Agent or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and
(ii)    if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to a Borrower).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (provided, that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day). Notices and other communications delivered through electronic communications, to the extent provided in clause (b) below, shall be effective as provided in such clause (b).
(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FPML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that, the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under Article II by electronic communication. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that, approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes: (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail, or other written acknowledgement), provided, that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day; and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction, by a final and non-appealable judgment, to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, that, in no event shall any Agent Party have any liability to any Borrower, any Lender, or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)    Change of Address, Etc. Each Borrower, the Administrative Agent and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record: (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent; and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one (1) individual at, or on behalf of, such Public Lender to, at all times, have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including, without limitation, U.S. Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to any Borrower or its securities for purposes of U.S. Federal or state securities laws.
(e)    Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Revolving Loan Notices, Swing Line Loan Notices and Prepayment Notices) purportedly given by, or on behalf of, any Borrower, even if: (i) such notices were not made in a manner specified herein, were incomplete, or were not preceded or followed by any other form of notice specified herein; or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, each Lender, and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by, or on behalf of, a Borrower. All telephonic notices to, and other telephonic communications with, the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
Section 11.03        No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and are not exclusive of any rights, remedies, powers and privileges provided by applicable Law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against any of the Borrowers shall be vested exclusively in, and all actions and proceedings at Law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders, provided, that: (a) the foregoing shall not prohibit (i) the Administrative Agent from exercising, on its own behalf, the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Swing Line Lender) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.12), or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Borrower under any Debtor Relief Law; and (b) if, at any time, there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02, and (ii) in addition to the matters set forth in the foregoing clauses (a)(ii), (a)(iii) and (a)(iv) and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
Section 11.04        Expenses; Indemnity; and Damage Waiver.
(a)    Costs and Expenses. Each of the Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Joint Lead Arrangers and their respective Affiliates (including, without limitation, the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender (including, without limitation, the reasonable fees, charges and disbursements of one (1) primary counsel and, to the extent reasonably necessary, one (1) special and one (1) local counsel in each applicable jurisdiction for the Administrative Agent and for all of the Lenders as a group (and, in the event of any actual or potential conflict of interest, one (1) additional counsel for the Administrative Agent and/or each Lender subject to such conflict)) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.04, or (B) in connection with the Loans made, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)    Indemnification by the Borrowers. Each of the Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Joint Lead Arranger, each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties and reasonable related expenses (including, without limitation, the reasonable fees, charges and disbursements of one (1) primary counsel and, to the extent reasonably necessary, one (1) special and one (1) local counsel in each applicable jurisdiction for the Indemnitees (and, in the event of any actual or potential conflict of interest, one (1) additional counsel for the Administrative Agent and/or each Lender subject to such conflict)) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use, or proposed use, of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Borrower or any of its Subsidiaries, or any Environmental Liability related, in any way, to a Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided, that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction, by final and non-appealable judgment, to have resulted from the gross negligence or willful misconduct of such Indemnitee.
(c)    Reimbursement by Lenders. To the extent that any of the Borrowers, for any reason, fails to indefeasibly pay any amount required under the foregoing clauses (a) or (b) to be paid by them to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by, or asserted against, the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.11(d).
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use, or proposed use, of the proceeds thereof. No Indemnitee referred to in the foregoing clause (b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents, or the transactions contemplated hereby or thereby.
(e)    Payments. All amounts due under this Section 11.04 shall be payable not later than ten (10) Business Days after demand therefor. Payment obligations of the Borrowers under this Section 11.04 shall be subject to Section 11.19.
(f)    Survival. The agreements in this Section 11.04 shall survive: (i) the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Revolving Commitments and the repayment, satisfaction or discharge of all the other Obligations; and (ii) the repayment of Obligations and the termination of rights and of any Borrower pursuant to Section 2.05.
Section 11.05        Payments Set Aside. To the extent that any payment by, or on behalf of, any Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff, or any part thereof, is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including, without limitation, pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then: (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect, as if such payment had not been made or such setoff had not occurred; and (b) each Lender severally agrees to pay to the Administrative Agent, upon demand, its applicable share (without duplication) of any amount so recovered from, or repaid by, the Administrative Agent, plus interest thereon from, and including, the date of such demand to, and including, the date such payment is made, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under the foregoing clause (b) shall survive the payment in full of the Obligations and the termination of this Agreement.
Section 11.06        Successors and Assigns.
(a)    Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon, and inure to the benefit of, the parties hereto and thereto and their respective successors and assigns permitted hereby, provided, that, no Borrower may assign, or otherwise transfer, any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder, except: (i) to an assignee in accordance with the provisions of clause (b) below; (ii) by way of participation in accordance with the provisions of clause (d) below; or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (f) below (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) below, and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under, or by reason of, this Agreement.
(b)    Assignments by Lenders. Any Lender may, at any time, assign to one (1) or more assignees all, or a portion, of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all, or a portion, of its Revolving Commitment and the Loans (including, for purposes of this clause (b), participations in Swing Line Loans) at the time owing to it), provided, that, any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment and the Loans at the time owing to it, or, in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in the foregoing clause (b)(i)(A), the aggregate amount of the Revolving Commitment (which, for this purpose, includes Loans outstanding thereunder) or, if the Revolving Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent, or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than Five Million Dollars ($5,000,000), in the case of an assignment of Revolving Loans or Term Out Loans, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, each Borrower otherwise consents (each such consent not to be unreasonably withheld, conditioned or delayed); provided, that, concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
(ii)    Required Consents. No consent shall be required for any assignment, except to the extent required by the foregoing clause (b)(i)(B), and, in addition:
(A)    the consent of each Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required, unless (I) an Event of Default has occurred and is continuing at the time of such assignment, or (II) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that, each Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for assignments in respect of any Revolving Commitment if such assignment is to a Person that is not a Lender with a Revolving Commitment in respect of the Revolving Commitment subject to such assignment, an Affiliate of such Lender, or an Approved Fund with respect to such Lender; and

(C)    the consent of the Swing Line Lender (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment in respect of the Revolving Commitment.
(iii)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, that, the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(iv)    No Assignment to Certain Persons. No such assignment shall be made: (A) to any Borrower, or any of the Borrowers’ Affiliates or Subsidiaries; or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (b)(iv)(B); or (C) to a natural person (or to a holding company, investment vehicle or trust for, or owned and operated by, or for the primary benefit of, a natural person).
(v)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of each Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to: (A) pay and satisfy, in full, all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon); and (B) acquire (and fund, as appropriate) its full pro rata share of all Loans and participations in Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding anything to the contrary in the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this clause (b), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to the acceptance and recording thereof by the Administrative Agent pursuant to clause (c) below, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, shall have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto), but shall continue to be entitled to the benefits of Section 3.01, Section 3.04, Section 3.05 and Section 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the applicable Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b), shall be treated, for purposes of this Agreement, as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) below.

(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by any Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may, at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender, or any Borrower or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all, or a portion, of such Lender’s rights and/or obligations under this Agreement (including, without limitation, all, or a portion, of its Revolving Commitment and/or the Loans (including, without limitation, such Lender’s participations in Swing Line Loans) owing to it), provided, that: (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrowers, the Administrative Agent, the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a)(i) through (a)(v) of Section 11.01 that affects such Participant. Subject to clause (e) below, each Borrower agrees that each Participant shall be entitled to the benefits of Section 3.01, Section 3.04 and Section 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to the foregoing clause (b). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided, that, such Participant agrees to be subject to Section 2.12 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that, no Lender shall have any obligation to disclose all, or any portion, of the Participant Register (including, without limitation, the identity of any Participant, or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person, except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103–1(c) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. No sale of a participation shall be effective unless and until it has been recorded in the Participant Register as provided in this clause (d).
(e)    Limitation on Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or Section 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with each Borrower’s prior written consent. Furthermore, a Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01, unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.
(f)    Certain Pledges. Any Lender may, at any time, pledge or assign a security interest in all, or any portion, of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided, that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)    Resignation as Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if, at any time, Bank of America assigns all of its Revolving Commitment and Loans pursuant to the foregoing clause (b), Bank of America may, upon thirty (30) calendar days’ notice to the Borrowers, resign as Swing Line Lender. In the event of any such resignation as Swing Line Lender, the Borrowers shall be entitled to appoint from among the Lenders a successor Swing Line Lender hereunder; provided, that, no failure by the Borrowers to appoint any such successor shall affect the resignation of Bank of America as Swing Line Lender, as the case may be. If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.03(c). Upon the appointment of a successor Swing Line Lender, such successor shall succeed to, and become vested with all of the rights, powers, privileges and duties of, the retiring Swing Line Lender, as the case may be.
Notice by the Administrative Agent to the Borrowers of any assignment made under this Section 11.06 shall be provided as may be agreed in writing from time to time between the Borrowers and the Administrative Agent.
Section 11.07        Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed: (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document, or any action or proceeding relating to this Agreement or any other Loan Document, or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (i) any assignee of, or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations; (g) with the consent of each Borrower; (h) to the extent such Information (i) becomes publicly available, other than as a result of a breach of this Section 11.07, or (ii) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a non-confidential basis from a source other than any Borrower; (i) to rating agencies if requested or required by such agency in connection with a rating relating to the Loans hereunder; and (j) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to this Agreement. In addition, the

Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Revolving Commitments.
For purposes of this Section 11.07, “Information” means all information received from a Borrower or any Subsidiary relating to the Borrowers or any Subsidiary, or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender on a non-confidential basis prior to disclosure by such Borrower or any Subsidiary, provided, that, in the case of information received from a Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent and the Lenders acknowledges that: (A) the Information may include material non-public information concerning any Borrower or Subsidiary thereof, as the case may be; (B) it has developed compliance procedures regarding the use of material non-public information; and (C) it will handle such material non-public information in accordance with applicable Law, including U.S. federal and state securities Laws.
Section 11.08        Set-off. If an Event of Default shall have occurred and be continuing, each Lender, and each of their respective Affiliates, is hereby authorized, at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate to, or for the credit or the account of, any Borrower, against any and all of the obligations of such Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document, and although such obligations of such Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.14, and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing, in reasonable detail, the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its respective Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have. Each Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided, that, the failure to give such notice shall not affect the validity of such setoff and application.
Section 11.09        Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid, or agreed to be paid, under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans, or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law: (a) characterize any payment that is not principal as an expense, fee, or premium, rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate, and spread, in equal or unequal parts, the total amount of interest throughout the contemplated term of the Obligations hereunder.
Section 11.10        Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which, when taken together, shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties hereto relating to the subject matter hereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 11.11        Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto, or in connection herewith or therewith, shall survive the execution and delivery hereof and thereof. Such representations and warranties have been, or will be, relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender, or on its or their behalf, and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
Section 11.12        Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby, and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate, or render unenforceable, such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if, and to the extent, that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
Section 11.13        Replacement of Lenders. If (i) any Lender requests compensation under Section 3.04, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Lenders as provided in Section 11.01, but requires unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable), or (iv) any Lender is a Defaulting Lender, then, in any such case of the foregoing clauses (i) through (iv), the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with, and subject to, the rights and restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if such other Lender accepts such assignment), provided, that:
(a)    the applicable Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b)    such Lender shall have received payment of an amount equal to one hundred percent (100.0%) of the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including, without limitation, any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)    such assignment does not conflict with applicable Laws; and
(e)    in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank, financial institution or Approved Fund consents to the proposed change, waiver, discharge or termination; provided, that, the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender, and the mandatory assignment of such Non-Consenting Lender’s Revolving Commitments and outstanding Loans and participations in Swing Line Loans pursuant to this Section 11.13 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
Section 11.14        Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF, OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN), AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    SUBMISSION TO JURISDICTION. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE

HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    WAIVER OF VENUE. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THE FOREGOING CLAUSE (B). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
Section 11.15        Waiver of Right to Trial by Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, OR RELATING TO, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO: (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.
Section 11.16        Electronic Execution. The words “delivery”, “execute”, “execution”, “signed” and “signature”, and words of like import in any Loan Document or any other document executed in connection herewith, shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually-executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including, without limitation, the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that, (i) notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format, unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it, and (ii) without limiting the foregoing, upon the request of the Administrative Agent, any electronic signature shall be promptly followed by such manually-executed counterpart.
Section 11.17        USA Patriot Act; Beneficial Ownership Regulation. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself, and not on behalf of any Lender) hereby notifies each Borrower that, pursuant to the requirements of the Patriot Act and, to the extent that any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Patriot Act and, to the extent that any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Beneficial Ownership Regulation. Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act and, to the extent that any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Beneficial Ownership Regulation.
Section 11.18        No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Joint Lead Arrangers and the Lenders are, in each case, arm’s-length commercial transactions between the Borrowers and their Affiliates, on the one hand, and the Administrative Agent, the Joint Lead Arrangers and the Lenders, as applicable, on the other hand, (ii) each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Administrative Agent, the Joint Lead Arrangers and the Lenders each is, and has been, acting solely as a principal, and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as, an advisor, agent or fiduciary for any Borrower, any Affiliate of any Borrower or any other Person, and (ii) none of the Administrative Agent, the Joint Lead Arrangers and the Lenders has any obligation to any Borrower or any of its Affiliates with respect to the transactions contemplated hereby, except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Joint Lead Arrangers, the Lenders, and each of their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and none of the Administrative Agent, the Joint Lead Arrangers and the Lenders has any obligation to disclose any of such interests to any Borrower or its Affiliates. To the fullest extent permitted by applicable Law, each Borrower hereby waives and releases any claims that it may have against the Administrative Agent, any Joint Lead Arranger or any Lender with respect to any breach, or alleged breach, of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.
Section 11.19        Pro Rata Shares of Obligations of Borrowers. Each Borrower shall be liable for its pro rata share of any payment to be made by the Borrowers under Section 3.01, Section 3.04, Section 3.05, and Section 11.04, such pro rata share to be determined on the basis of such Borrower’s Facility Percentage; provided, that, if, and to the extent that, any such liabilities are reasonably determined by the Borrowers (subject to the approval of the Administrative Agent, which approval shall not be unreasonably withheld, conditioned or delayed) to be directly attributable to a specific Borrower, only such Borrower shall be liable for such payments.
Section 11.20        Limitation of Liability. No shareholder or trustee of Eversource shall be held to any liability whatsoever for the payment of any sum of money, for damages or otherwise under any Loan Document, and such Loan Documents shall not be enforceable against any such shareholder or trustee in its, his or her individual capacity, and such Loan Documents shall be enforceable against the trustees of Eversource only in such trustee capacity, and every person, firm, association, trust or corporation having any claim or demand arising under such Loan Documents and relating to Eversource, its shareholders or trustees shall look solely to the trust estate of Eversource for the payment or satisfaction thereof.
Section 11.21        Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent that any Lender that is an Affected Financial Institution is party to this Agreement, and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent that such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority, and each party hereto agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any Lender that is an Affected Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable, (i) a reduction, in full or in part, or cancellation of any such liability, (ii) a conversion of all, or a portion, of such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to, or otherwise conferred on, it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document, or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 11.22        Acknowledgement Regarding any Supported QFCs.
(a)    To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Obligation or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”; and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the U.S. Federal Deposit Insurance Corporation under the U.S. Federal Deposit Insurance Act and Title II of the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder or in connection therewith, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the Laws of the State of New York and/or of the United States or any other state of the United States.
(b)    In the event that a Covered Entity that is a party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the Laws of the United States or a state of the United States. In the event that a Covered Party, or a BHC Act Affiliate of a Covered Party, becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

    IN WITNESS WHEREOF, each of the parties hereto have caused a counterpart of this Agreement to be duly executed and delivered by their respective duly authorized officers as of the day and year first written above, intending to create an instrument under seal.

BORROWERS:            EVERSOURCE ENERGY,
                a voluntary association and Massachusetts business trust organized under the laws of the Commonwealth of Massachusetts

                By: /s/ EMILIE O’NEIL
                Name: Emilie O’Neil
                Title: Assistant Treasurer

                EVERSOURCE GAS COMPANY OF MASSACHUSETTS,
                a Massachusetts corporation

                By: /s/ EMILIE O’NEIL
                Name: Emilie O’Neil
                Title: Assistant Treasurer –
Corporate Finance and Cash Management

ADMINISTRATIVE AGENT:         BANK OF AMERICA, N.A.
                    as Administrative Agent

                    By: /s/ MELISSA MULLIS
                    Name: Melissa Mullis
                    Title: Assistant Vice President

LENDERS:                BANK OF AMERICA, N.A.
                    as a Swing Line Lender and as a Lender

                    By: /s/ JENNIFER COCHRANE
                    Name: Jennifer Cochrane
                    Title: Vice President

                    BARCLAYS BANK PLC,
                    as a Lender

                    By: /s/ SYDNEY G. DENNIS
                    Name: Sydney G. Dennis
                    Title: Director

                    CITIBANK, N.A.,
                    as a Lender

                    By: /s/ RICHARD RIVERA
Name: Richard Rivera
                    Title: Vice President
                    GOLDMAN SACHS BANK USA,
as a Lender

                    By: /s/ JACOB ELDER
                    Name: Jacob Elder
                    Title: Authorized Signatory

                    MIZUHO BANK, LTD.,
                    as a Lender

                    By: /s/ EDWARD SACKS
                    Name: Edward Sacks
                    Title: Authorized Signatory

                    MUFG BANK, LTD,
                    as a Lender

                    By: /s/ JEFFREY FESENMAIER
                    Name: Jeffrey Fesenmaier
                    Title: Managing Director

                    TD BANK, N.A.,
                    as a Lender

                    By: /s/ SHANNON BATCHMAN
                    Name: Shannon Batchman
                    Title: Senior Vice President

                    U.S. BANK NATIONAL ASSOCIATION
                    as a Lender

                    By: /s/ JOSEPH HORRIGAN
                    Name: Joseph Horrigan
                    Title: Managing Director

                    WELLS FARGO BANK, NATIONAL ASSOCIATION,
                    as a Lender

                    By: /s/ KEITH LUETTEL
                    Name: Keith Luettel
                    Title: Managing Director

                    THE BANK OF NEW YORK MELLON,
                    as a Lender

                    By: /s/ RICHARD K. FRONAPLEL, JR.
                    Name: Richard K. Fronaplel, Jr.
                    Title: Director

                    JPMORGAN CHASE BANK, N.A.,
                    as a Lender

                    By: /s/ NANCY R. BARWIG
                    Name: Nancy R. Barwig
                    Title: Executive Director

                    KEYBANK NATIONAL ASSOCIATION,
                    as a Lender

                    By: /s/ LISA A. RYDER
                    Name: Lisa A. Ryder
                    Title: Senior Vice President

                    MORGAN STANLEY BANK, N.A.,
                    as a Lender

                    By: /s/ JULIE LILIENFELD
                    Name: Julie Lilienfeld
                    Title: Authorized Signatory

                    PNC BANK, NATIONAL ASSOCIATION,

                    as a Lender

                    By: /s/ RICHARD G. TUTICH
                    Name: Richard G. Tutich
                    Title: Vice President

                    ROYAL BANK OF CANADA,
                    as a Lender

                    By: /s/ JUSTIN PAINTER
                    Name: Justin Painter
                    Title: Authorized Signatory